Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

DYAX CORP.,

SHIRE PHARMACEUTICALS INTERNATIONAL,

PARQUET COURTS, INC.

and

SHIRE PLC

Dated as of November 2, 2015

TABLE OF CONTENTS

		Page

ARTICLE I

The Merger; Closing; Effective Time

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1	The Certificate of Incorporation	2
2.2	The Bylaws	2

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1	Directors	3
3.2	Officers	3

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1	Effect on Capital Stock	3
4.2	Exchange of Shares	4
4.3	Treatment of Equity Awards and ESPP	7
4.4	Adjustments to Prevent Dilution	9

ARTICLE V

Representations and Warranties

5.1	Representations and Warranties of the Company	9
5.2	Representations and Warranties of Parent Holdco, Parent and Merger Sub	33

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ARTICLE VI

Covenants

6.1	Interim Operations	36
6.2	Acquisition Proposals	39
6.3	Stockholders Meeting; Filings; Other Actions; Notification	43
6.4	Access and Reports	48
6.5	Stock Exchange De-listing	49
6.6	Publicity	49
6.7	Employee Benefits	49
6.8	Agreements Concerning Parent Holdco, Parent and Merger Sub	51
6.9	Indemnification; Directors’ and Officers’ Insurance	52
6.10	Takeover Statutes	53
6.11	Section 16 Matters	53
6.12	Parent Holdco Guarantee	54
6.13	Transaction Litigation	54
6.14	Resignations	54

ARTICLE VII

Conditions

7.1	Conditions to Each Party’s Obligation to Effect the Merger	55
7.2	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	55
7.3	Condition to the Company’s Obligation to Effect the Merger	56

ARTICLE VIII

Termination

8.1	Termination by Mutual Consent	57
8.2	Termination by Either Parent or the Company	57
8.3	Termination by the Company	58
8.4	Termination by Parent	58
8.5	Effect of Termination and Abandonment	58

ARTICLE IX

Miscellaneous and General

9.1	Survival	61
9.2	Modification or Amendment	62
9.3	Waiver of Conditions	62
9.4	Counterparts	62
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	62

ii

9.6	Notices	63
9.7	Entire Agreement	65
9.8	No Third Party Beneficiaries	65
9.9	Obligations of Parent Holdco, Parent and of the Company	66
9.10	Definitions	66
9.11	Severability	66
9.12	Interpretation; Construction	66
9.13	Assignment	67

Annex A	Defined Terms	A-1

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Form of Contingent Value Rights Agreement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 2, 2015, by and among Dyax Corp., a Delaware corporation (the “Company”), Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”) and Shire plc, a company incorporated in Jersey (“Parent Holdco”).

RECITALS

WHEREAS, the board of directors of the Company has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders (other than Parent Holdco, Parent and its Subsidiaries) and (iii) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement;

WHEREAS, each of the boards of directors of Parent Holdco, Parent and Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent Holdco, Parent and Merger Sub, respectively;

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, on the date hereof immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Effective Time (as defined below), Parent Holdco and a rights agent mutually agreeable to Parent Holdco and the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as EXHIBIT C (subject to changes permitted by Section 6.3(c)) (the “CVR Agreement”); and

WHEREAS, the Company, Parent Holdco, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1                                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in ARTICLE II.  The Merger shall have the effects specified in the DGCL.

1.2                                      Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York on the third (3rd) business day, or such other place and time as mutually agreed upon in writing by the parties hereto (the “Closing Date”), following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. As used in this Agreement, the term “business day” means any day other than a Saturday or a Sunday or a day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

1.3                                      Effective Time.  As soon as practicable following the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1                                      The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety to read as set forth in EXHIBIT A hereto, and such amended and restated Charter shall serve as the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

2.2                                      The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in EXHIBIT B hereto, and such amended and restated Bylaws shall serve as the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1                                      Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2                                      Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1                                      Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a)                                        Merger Consideration.  Each outstanding share of common stock, par value $0.01 per share, of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for (or lost their right to) appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) of this Section 4.1(a) being an “Excluded Share” and, collectively, “Excluded Shares”) shall be converted into the right to receive (I) an amount in cash equal to $37.30 (the “Per Share Cash Consideration”) and (II) one (1) contractual contingent value right pursuant to the CVR Agreement (a “CVR”), in each case, without interest thereon ((I) and (II) collectively, the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book-Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)                                       Treatment of Excluded Shares.  Each Share that is an Excluded Share pursuant to clause (ii) of the definition thereof, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).  Each Share that is an Excluded Share pursuant to clause (i) of the definition thereof shall remain outstanding and shall be unaffected by the Merger.

(c)                                        Merger Sub.  At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2                                      Exchange of Shares.

(a)                                        Paying Agent.  At or immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the former holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) in respect of the Per Share Cash Consideration (such cash amount being hereinafter referred to as the “Exchange Fund”).  For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.  The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.  To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).  If any holder of Shares that are Excluded Shares pursuant to clause (ii) of the definition thereof shall fail to perfect or otherwise shall waive, validly withdraw or lose the right to appraisal under Section 262 of the DGCL with respect to any of such holder’s Excluded Shares, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL with respect to any of such holder’s Excluded Shares, then Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Per Share Cash Consideration as required to be paid pursuant to this Agreement with respect to such Excluded Shares, and the Exchange Fund shall be deemed to include the cash so deposited.

(b)                                 Exchange Procedures.

(i)                                     Promptly after the Effective Time (and in any event within five (5) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (I) a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Cash Consideration and (II) one (1) CVR for each Share represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) in accordance with and subject to the CVR Agreement, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any and all transfer and other Taxes required by reason of the issuance to such transferee have been paid or are not applicable.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE IV.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c)                                  Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Book-Entry Share is

presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds and the CVRs to which the holder thereof is entitled pursuant to this ARTICLE IV.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment and delivery of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  If the consideration owed to a former holder of Shares has not been paid prior to the date on which such consideration would otherwise escheat to, or become the property of, any Governmental Entity, any such consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, following compliance with the procedures set forth in Section 4.1(b), the Paying Agent will (I) issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Cash Consideration and (II) one (1) CVR for each Share represented by such lost, stolen or destroyed Certificate in accordance with and subject to the CVR Agreement.

(f)                                   No Fractional CVRs.  No fraction of a CVR will be issued in connection with the Merger or any other transaction contemplated by this Agreement and the CVR Agreement, and no certificates or scrip for any such fractional CVR shall be issued. Each holder of Shares who would otherwise be entitled to receive a fraction of a CVR pursuant to this Agreement, after aggregating all fractional CVRs to be received by such holder (a “Fractional CVR”), shall, upon surrender of such holder’s Shares, receive one (1) CVR in exchange for such Fractional CVR if the amount of such Fractional CVR is greater than or equal to 0.50 or no consideration for such Fractional CVR if the amount of such Fractional CVR is less than 0.50.

(g)                                  Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL.  Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder.  The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand for appraisal under the DGCL.  Parent shall have the right to direct all negotiation with the Dissenting Stockholder(s) and the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

(h)                                 Withholding Rights.  Parent (or, as directed by Parent, any of the Company, the Surviving Corporation, the Paying Agent or the Rights Agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the CVR Agreement to any holder of Shares, Company Options (as defined in Section 4.3(a)) and Company RSUs (as defined in Section 4.3(b)) such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the holder of Shares, Company Options or Company RSUs in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(i)                                     Transfer Taxes.  All transfer, property, documentary, sales, use, stamp, registration and other such Taxes that are imposed on any of the parties by any Tax authority in connection with the transactions contemplated by this Agreement shall be borne by the applicable Company stockholder, Company RSU holder or Company Option holder, as applicable.

4.3                               Treatment of Equity Awards and ESPP.

(a)                                 Company Options.  At the Effective Time, each outstanding option to purchase Shares (each, a “Company Option”) under the Company’s Amended and Restated 1995 Equity Incentive Plan (the “Stock Plan”) with a per share exercise price that is less than the Per Share Merger Consideration, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest and subject to Section 4.2(h)), as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time, (I) an amount in cash equal to the product of (i) the excess of (A) the Per Share Cash Consideration over (B) the exercise price per share of such Company Option, and (ii) the number of Shares underlying such Company Option and (II) one (1) CVR for each Share subject to such Company Option in accordance with and subject to the CVR Agreement; provided, for the avoidance of doubt, that no cash amount and no CVRs shall be payable with respect to a Company Option that has a per share exercise price that is equal to or exceeds the Per Share Cash Consideration and such Company Option shall be cancelled and terminated without any payment or delivery being made in respect thereof (whether in the form of cash or a CVR), and the holder of any such Company Option shall have no further rights with respect thereto.

(b)                                 RSUs.  At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit (each, a “Company RSU”) under the Stock Plan shall, automatically and without any required action on the part of the holder thereof, be deemed satisfied in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest and subject to Section 4.2(h)) as soon as reasonably practicable (but in any event within ten (10) business days) following the Effective Time, (I) an amount in cash equal to (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Cash Consideration and (II) one (1) CVR for each Share subject to such Company RSU in accordance with and subject to the CVR Agreement; provided that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)                                  Employee Stock Purchase Plan.  As soon as reasonably practicable following the date of this Agreement and in any event prior to the end of the Final Offering (as defined below and as provided in clause (B)), the Company shall take all actions that may be necessary or required under the Company’s 1998 Employee Stock Purchase Plan, as amended on March 25, 2009 (the “ESPP”) and applicable Laws to ensure that (A) except for the six (6) month offering period under the ESPP that commenced on June 1, 2015 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (B) the Final Offering will end at the earlier to occur of December 1, 2015 and the date that is seven (7) business days prior to the anticipated Effective Time, (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase Shares in accordance with the ESPP as of the end of the Final Offering, (D) the applicable purchase price for Shares shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (E) no participant in the ESPP may increase his or her rate of payroll deductions used to purchase Shares under the ESPP for the remainder of the Final Offering, (F) only participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP for the remainder of the Final Offering and (G) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(d)                                 Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Sections 4.3(a), 4.3(b) and 4.3(c).  The Company will provide drafts of all written materials in connection with the foregoing obligation to Parent not less than three (3) business days in advance of taking such action and shall consider in good faith any comments from Parent on such materials.

4.4                               Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be ratably adjusted.

ARTICLE V

Representations and Warranties

5.1                               Representations and Warranties of the Company.  Except as set forth in the Company Reports (as defined below) filed with or furnished to the Securities and Exchange Commission (the “SEC”) after January 1, 2015 and prior to the date hereof (including items incorporated by reference therein but excluding all cautionary and forward-looking disclosures, including without limitation, those contained under the captions “Risk Factors” or “Forward Looking Statements” or similarly titled captions) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)                                 Organization, Good Standing and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the (i) Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) the Company and its Subsidiaries are duly qualified or licensed, and have all necessary governmental approvals, to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so organized or in existence, qualified or licensed or to have such power, authority or approvals or be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement (including an amendment to such bylaws approved by the board of directors of the Company to include an exclusive forum bylaw prior to the date hereof), and each as so made available is in effect on the date of this Agreement. Each of the Subsidiaries of the Company are set forth in Section 5.1(a) of the Company Disclosure Letter, together with their jurisdiction of organization. Each of the Subsidiaries set forth in Section 5.1(a) of the Company Disclosure Letter is wholly-owned and, except for such Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or other ownership interest in any Person.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii)  “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iii) “Company Material Adverse Effect” means an effect, change, event, development, circumstance or occurrence that, individually or in the aggregate, together with all other adverse effects, changes, events, developments, circumstances or occurrences that exist on the date of determination, has had or would reasonably be expected to have (a) a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect under this clause (a):

(A)                               any changes in global, national or regional economic conditions;

(B)                               any changes in conditions generally affecting the pharmaceutical, biopharmaceutical or biotechnology industries;

(C)                               any decline in the market price or trading volume of the Shares on the NASDAQ Stock Market (“NASDAQ”) (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect, subject to the other sub-clauses of clause (a) of this definition);

(D)                               any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

(E)                                any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this sub-clause (E) shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect, subject to the other sub-clauses of clause (a) of this definition);

(F)                                 the execution and delivery of this Agreement (except to the extent such change, effect or development was the result of a breach of Section 5.1(d)(ii)), the performance by any party hereto of its obligations hereunder or the public announcement or the pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any Subsidiary with its employees or with any other third party;

(G)                               any litigation arising from allegations of any breach of fiduciary duty or violation of the Securities Laws relating to this Agreement or the CVR Agreement or the Merger or compliance by the Company with the terms of this Agreement or the CVR Agreement;

(H)                              changes or proposed changes in GAAP or in Laws applicable to the Company or any Subsidiary or the enforcement or interpretation thereof;

(I)                                   any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, biological attacks, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(J)                                   any change resulting from or arising out of a hurricane, earthquake, flood, tsunami, tornado or other natural disaster, weather conditions or other similar force majeure event; and

(K)                               any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent Holdco, Parent, Merger Sub or any of their respective Affiliates.

or (b) a material adverse effect on the ability of the Company to consummate the Merger or other transactions contemplated in this Agreement.  Any effect, change, event, development, circumstance or occurrence referred to in sub-clauses (A), (B), (D), (H), (I) or (J) of clause (a) above may be taken into account in determining whether or not there has been a Company Material Adverse Effect pursuant to clause (a) above to the extent such effect, change, event, development, circumstance or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other biopharmaceutical companies.

(b)                                 Capital Structure.  The authorized capital stock of the Company consists of 201,000,000 Shares, of which 147,128,033 Shares were outstanding as of the close of business on October 30, 2015.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of October 30, 2015, other than 20,520,928 Shares reserved for issuance under the Stock Plan, with respect to which 13,760,875 Shares were issuable upon the exercise of outstanding Company Options (at a weighted-average exercise price of $8.050 per Share) and 557,601 Shares were subject to outstanding Company RSUs, and 672,186 Shares reserved for issuance in respect of the ESPP, the Company has no Shares reserved for issuance. Section 5.1(b) of the Company Disclosure Letter sets forth a correct and complete list of the outstanding Company Options and Company RSUs, and with respect to each such award, the date of grant and, where applicable, the exercise price thereof, as of October 30, 2015.  Each of the outstanding shares of capital stock or other equity securities of each of the

Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as is not reasonably expected to have a Company Material Adverse Effect, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as set forth above, there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based in whole or in part on the value of any capital stock of the Company.  Upon any issuance of any Shares in accordance with the terms of the Stock Plan or the ESPP, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance other than general restrictions on transfer imposed by the applicable U.S. federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”) (each, a “Lien”).  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary are owned by the Company (or a wholly owned Subsidiary of the Company).

(c)                                  Corporate Authority; Approval.

(i)                                     The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and, subject to obtaining the Company Requisite Vote, to consummate the Merger and any other transaction contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”), and subject, with respect to the consummation of the Merger, to the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”).

(ii)                                  The board of directors of the Company has unanimously determined that the Merger is in the best interests of the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved, subject to Section 6.2 hereof, to recommend that the holders of Shares adopt this Agreement (the “Company Recommendation”) and, as of the date hereof, none of such actions by the board of directors of the Company has been amended, rescinded or modified.

(d)                                 Governmental Filings and Approvals; No Violations; Certain Contracts.

(i)                                     Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”) or foreign or state securities or “blue sky” laws, including the filing and dissemination of the Proxy Statement, (D) under stock exchange rules and (E) the filings, approvals and/or notices listed in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger, except those, the failure to make or obtain which are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(ii)                                  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company (each, a “Contract”) not otherwise terminable by the other party thereto on thirty (30) days’ or less notice or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company is subject, except, in the case of clause (B) or (C) of this Section 5.1(d)(ii), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(e)                                  Company Reports; Financial Statements; Sarbanes-Oxley Act.

(i)                                     The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished by the Company since the Applicable Date and those filed or furnished by the Company subsequent to the date hereof, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to the Company Reports and none of the Company Reports is the subject of ongoing SEC review or investigation. The Company has made available to Parent all comment letters received from the SEC or the SEC staff from December 31, 2014 to the date of this Agreement, and all responses thereto, other than such comment letters and responses that are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval website, and Parent shall promptly make available to Parent any such comment letters and responses dated after the date of this Agreement.

(ii)                                  Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(iii)                               Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the Company’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein.

(iv)                              (A) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (B) as of the date of this Agreement, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (1) any material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud known to the Company’s management, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Any matters described in (1) or (2) above are described in reasonable detail on Section 5.1(e)(iv) of the Company Disclosure Letter.  Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated.

(v)                                 There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(vi)                              Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and true and correct.

(vii)                           Section 5.1(e) of the Company Disclosure Letter describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation SK of the SEC) that existed or were effected by the Company or its Subsidiaries since the Applicable Date.

(viii)                        Since the Applicable Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(f)                                   Absence of Certain Changes.  Other than in connection with the transactions contemplated by this Agreement, since December 31, 2014 and through the date of this Agreement, the Company and its Subsidiaries (i) have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and (ii) have not taken any action that would be prohibited by clauses (i), (ii), (iv)-(ix), (xi), (xvi) and(xvii) of Section 6.1(a) if taken after the date hereof and prior to the Closing.  Since December 31, 2014, there has not been any change in the financial condition, business or results of operations of the Company that, individually or in the aggregate, has had, and is continuing to have, a Company Material Adverse Effect.

(g)                                  Litigation and Liabilities.

(i)                                     There are no criminal actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company and there are no civil or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company that, taken as a whole, are reasonably likely to be material to the Company, except for those that relate solely to the transactions contemplated by this Agreement (none of which were pending or, to the Knowledge of the Company, threatened as of the date hereof).  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(ii)                                  The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since December 31, 2014, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, (D) in connection with any Permitted Lien or (E) that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter.

As used in this Agreement, the term “ordinary course of business” shall include the taking of action with respect to the matters set forth in Section 5.1(a) of the Company Disclosure Letter and with respect to clinical trials with respect to the products and product candidates of the Company and its Subsidiaries, including costs and expenses incurred in connection therewith.

(h)                                 Employee Benefits.  (i)  All material benefit and compensation plans, contracts, programs, policies or arrangements in respect of which the Company or any of its Subsidiaries is subject to continuing financial obligations or has or would reasonably be expected to have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, restricted stock, restricted stock unit, stock purchase, stock appreciation rights, stock-based, and incentive plans (whether or not material, the “Benefit Plans”) and employment, severance, separation, retention, change in control or similar plans, contracts, programs, policies or arrangements (in each case, whether or not subject to ERISA, covering one or more Persons or written or unwritten) are listed on

Section 5.1(h) of the Company Disclosure Letter.  With respect to each Benefit Plan listed on Section 5.1(h) of the Company Disclosure Letter, the Company has made available to Parent true and complete copies of (in each case, if applicable): (i) the Benefit Plan document (or a written description if such Benefit Plan is not set forth in a written document), (ii) the most recent summary plan description with respect to the Benefit Plan, (iii) any related trust, insurance policy or other funding vehicle (including any stop loss policy), (iv) the most recent actuarial or other valuation reports and audited financial statements, to the extent applicable, (v) all material correspondence with any Governmental Entity regarding the Benefit Plan, and (vi) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan intended to qualify under Section 401 of Code.

(ii)                                  All Benefit Plans are in compliance with their terms and ERISA, the Code and other applicable Laws.  None of the Benefit Plans are maintained by the Company or any of its Subsidiaries outside of the United States primarily for the benefit of employees of the Company and its Subsidiaries working outside of the United States.  Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service upon which it can rely or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code, and nothing has occurred with respect each such Benefit Plan which would reasonably be expected to cause the loss of such qualification or exemption. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company and its Subsidiaries taken as a whole.

(iii)                               Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has, at any time during the last six (6) years, contributed to, been obligated to contribute to or otherwise had any liability in respect of any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), and neither the Company nor any ERISA Affiliate has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan.

(iv)                              As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened, complaint, claim, action, charge, suit, arbitration, mediation, proceeding, audit or litigation (“Action”) relating to the Benefit Plans, other than routine claims for benefits.  Except to the extent required by Section 4980B of the Code and at the participant’s sole expense, no Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors or independent contractors (or any dependent thereof) of the Company or any of its Subsidiaries for periods extending beyond the termination of such person’s service with the Company and its Subsidiaries.

(v)                                 Neither the execution of this Agreement, nor the consummation of the Merger, whether alone or in conjunction with any other event, will (A) entitle any current or former director, employee, or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay upon any termination of employment after the date hereof (other than severance pay required by any Law) or (B) except as set forth in Section 4.3 of this Agreement, accelerate the time of payment or vesting or result in any material increase in, or funding (through a grantor trust or otherwise) of, compensation or benefits under, or result in any other material obligation pursuant to, any of the Benefit Plans.  No payment or benefit paid or provided, or to be paid or provided, whether contingent or otherwise, to any “disqualified individual” (as defined in Section 280G of the Code) of the Company or any of its Subsidiaries (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes due to the application of Section 280G of the Code. No Benefit Plan or other agreement or arrangement with any Person provides for a “gross-up” or similar payment in respect of any Taxes that may become payable as result of the application of Section 409A or Section 4999 of the Code.

(i)                                     Labor Matters.

(i)                                     As of the date of this Agreement: (I) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by, or negotiating, any collective bargaining agreement or other Contract with a labor union, or employee representative organization or works council (“Collective Bargaining Agreements”) and no employees of the Company or any of its Subsidiaries are represented by any labor union, employee representative organization or works council in connection with their employment with the Company or any of its Subsidiaries, (II) neither the Company nor any of its Subsidiaries is the subject of any proceeding, charge or complaint asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it or them to bargain with any labor union or labor organization and (III) there is no pending or, to the Knowledge of the Company, threatened, labor strike, material slowdown, picketing, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries; and neither the Company nor any of its Subsidiaries has experienced any such labor strike, material slowdown, picketing, walk-out, work stoppage or lockout within the past two (2) years.  No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries or any labor union, employee representative organizations or works council, will be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(ii)                                  The Company and each of its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws relating to the employment and other engagement of labor (including, employment and labor standards, immigration, employee and other service provider classification (including under the Fair Labor Standards Act and similar state Laws and for purposes of eligibility to participate in Benefit Plans), the provision of and contributions to statutory benefits, labor relations and negotiation and consultation with employee representative bodies, occupational health and safety, human rights, workers’ compensation, severance payments and the provision of notice, employment equity, pay equity, wages, hours and medical leave), except where the failure to comply with such Laws has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material Action with respect to employment matters is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or before any Governmental Entity, and there is no material Action by or before any Governmental Entity with respect to a violation of any occupational safety or health standards that is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(j)                                    Compliance with Laws; Licenses.

(i)                                     The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to be material to the Company taken as a whole.  Except with respect to regulatory matters covered by Section 6.3(g), no investigation, review or enforcement by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which would not reasonably be expected to material to the Company taken as whole.  The Company and each of its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole.

(ii)                                  In the past five years, none of the Company, any of its Subsidiaries, or any of their respective directors, officers, consultants, or to the Knowledge of the Company, agents or other Persons acting for or on their behalf has (i) taken any action that would result in a violation in any material respect by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom, or any other applicable Law related to anti-corruption or anti-bribery (but, in each case, only to the extent such applicable Law is applicable to the foregoing Persons), (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any unlawful payment or gift of money or anything of value prohibited under any applicable Law concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”) and (iii) to the Company’s Knowledge, been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment.  The Company has instituted and maintained policies and procedures designed to prevent such

Persons from taking such actions (but, in each case, only to the extent such applicable Law is applicable to the Company or such Persons).

(k)                                 Material Contracts.

(i)                                     Except for this Agreement, for any Benefit Plans, for Contracts filed as exhibits to or incorporated by reference into the Company Reports, as of the date of this Agreement, neither the Company nor its Subsidiaries is a party to any Contract:

(A)                               that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B)                               that purports to limit or otherwise restrict in any material respect the ability of the Company or its Subsidiaries to compete in any business, therapeutic or geographic area (or that, following the Merger, would by its terms apply such limits or other restrictions to Parent or its Subsidiaries);

(C)                               under which (i) the Company or its Subsidiaries is licensed from a third party or (ii) the Company or its Subsidiaries license to a third party any Intellectual Property that is material to the continued operation of the business of the Company or its Subsidiaries, other than Contracts entered into in the ordinary course of business and Contracts with respect to Intellectual Property that is generally available on a commercial basis from third parties, including any Contracts providing for the license of software that is generally available on a commercial basis; provided that, for the purposes of this clause (C), Contracts related to the Company’s Licensing and Funded Research Program (“LFRP”) shall not be deemed to have been entered into in the ordinary course of business;

(D)                               (x) containing any standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire assets or securities of another Person or (y) containing a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000;

(E)                                that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of DX-2930, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on DX-2930;

(F)                                 that relates to the identification, research, development or collaboration of DX-2930, in each case, that is material to the Company and its Subsidiaries taken as a whole;

(G)                               that provides for any stockholders, investors rights, registration rights or similar agreement or arrangement;

(H)                              with any sole-source suppliers of material tangible products or services or that includes any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing), any material exclusive dealing or minimum purchase arrangement;

(I)                                   with a Collaboration Partner (as such term is defined below) that (x) requires aggregate payments by or to the Company and its Subsidiaries of $500,000 or more in the current or any future calendar year or (y) cannot be unilaterally terminated by the Company or any of its Subsidiaries without penalty without more than 30 days’ notice (excluding incidental provisions, including indemnities, that by their terms survive the termination of the relevant agreement);

(J)                                   that requires aggregate payments by or to the Company and its Subsidiaries in excess of $500,000 on an annual basis;

(K)                               pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (x) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, or (y) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be unilaterally terminated by the Company or its Subsidiaries without penalty without more than 30 days’ notice (excluding incidental provisions, including indemnities, that by their terms survive the termination of the relevant agreement);

(L)                                under which the Company or any of its Subsidiaries leases, subleases or licenses any real property;

(M)                            that relates to any swap, forward, futures, warrant, option or other derivative transaction;

(N)                               that provides for indemnification of any current or former officer, director or employee;

(O)                               for acquisition, sale or similar transactions pursuant to which (x) the Company (together with its Subsidiaries) is required to pay total consideration (including assumption of debt) in the current or any future calendar year in excess of $500,000 in the aggregate or (y) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) in the current or any future calendar year with a fair market value or purchase price of more than $500,000 in the aggregate;

(P)                                 relating to indebtedness for borrowed money, any guarantees thereof (other than (x) Contracts solely among the Company and its wholly owned Subsidiaries and (y) financial guarantees entered into in the ordinary course of business consistent with past practice and surety or performance bonds or similar agreements entered into in the ordinary course of business consistent with past practice, in each case relating to indebtedness in existence on the date of this Agreement) or the granting of

Liens (other than Permitted Liens) over the property or assets (including any Intellectual Property) of the Company or any of its Subsidiaries;

(Q)                               relating to any loan or other extension of credit (other than trade credits and accounts receivable in the ordinary course of business consistent with past practice) made by the Company or any of its Subsidiaries;

(R)                               that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger;

(S)                                 that is between the Company or its Subsidiaries and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Shares; or

(T)                                that involves a financial advisor or investment bank and provides for the payment of potential fees or rights of first refusal or similar rights to act in any capacity after the Effective Time.

Each such Contract described in clauses (A) through (T) above of this Section 5.1(k)(i) or excluded therefrom due to the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract.”

(ii)                                  Each of the Material Contracts is valid and binding on the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate with other such failures, would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company, its Subsidiaries or, to the Knowledge of the executive officers of the Company, any other party, is in default under any Material Contract, in each case except for such defaults that, individually or in the aggregate with other such defaults, would not reasonably be expected to have a Company Material Adverse Effect. True, unredacted and complete copies of all of the Material Contracts have been made available to Parent.

(l)                                     Real Property.

(i)                                     Neither the Company nor any of its Subsidiaries owns any real property.

(ii)                                  The Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted free and clear of any Liens other than Permitted Liens.

For the purpose of this Agreement, “Permitted Liens” shall mean (i) statutory Liens for Taxes, special assessments or other governmental or quasi-governmental charges that (a) are not yet due and payable or which may hereafter be paid without penalty or the amount or (b) the validity of which is being contested in good faith by appropriate proceedings, in each case of (a) and (b), for which sufficient reserves have been established in the financial statements and books and records of the Company in accordance with GAAP, (ii) landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, carriers’ or similar Liens that relate to obligations not due and payable and arise in the ordinary course of business, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old-age pension programs mandated under applicable Laws or other social security regulations, (iv) zoning, building, entitlement and other land-use regulations promulgated by Governmental Entities, (v) the interests of the lessors and sublessors of any leased properties, and (vi) easements, rights-of-way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto.

(m)                             Takeover Statutes.  Other than Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Shares or the Merger.  Assuming the accuracy of the representations and warranties of Parent Holdco, Parent and Merger Sub set forth in Section 5.2, the board of directors of the Company has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement.  The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.

(n)                                 Environmental Matters.  Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have been in substantial compliance with applicable Environmental Laws since the Applicable Date; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law since December 31, 2013 which has not been resolved; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any judicial actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

(o)                                 Taxes.

(i)                                     (A) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete in all material respects; and (B) have paid all Taxes that are shown as due on such filed Tax Returns.

(ii)                                  Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries:

(A)                               have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

(B)                               have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return and the Company has identified to Parent in writing any such Tax Return to which an extension has been filed outside of the ordinary course of business and the relevant Tax Return is yet to be filed;

(C)                               have no pending or threatened audits, examinations, or assessments (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which the Company is a party;

(D)                               have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years;

(E)                                are not and have not been a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and have no liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(F)                                 have no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens; and

(G)                               do not participate and have not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits,

franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, governmental charges, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and (C) the term “Tax Sharing Agreements” means all agreements binding a party or any of its subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

(p)                                 Intellectual Property.

(i)                                     Section 5.1(p)(i) of the Company Disclosure Letter lists all material (A) Patents included in the Company Intellectual Property and (B) Trademarks included in the Company Intellectual Property that are the subject of a registration or a pending application for registration (collectively, the “Scheduled Intellectual Property”) specifying as to each such item, as applicable, (1) the owner of such item, (2) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (3) the respective issuance, registration, or application number of such item, and (4) the date of application and issuance or registration of such item.  The Scheduled Intellectual Property is (x) subsisting and solely with respect to the issued patents and registered Trademarks included therein, to the Knowledge of the Company, valid and enforceable, (y) is not subject to any Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business) and (z) is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto, except for such exceptions with respect to any of the foregoing that, individually or in the aggregate with other such exceptions, would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  To the Knowledge of the Company, (A) the Company, or one or more of its Subsidiaries, owns or is authorized to use all Intellectual Property that is used in the operation of the businesses of the Company and its Subsidiaries as currently conducted, and (B) the Surviving Corporation will own or be authorized to use all such Intellectual Property immediately following the transaction contemplated by this Agreement, except, in each case of (A) or (B), for such failures to have such rights which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  For the avoidance of doubt, this Section 5.1(p)(ii) shall not constitute or be deemed to be a representation or warranty regarding non-infringement, non-misappropriation or non-violation of any Intellectual Property rights of any Person.

(iii)                               To the Knowledge of the Company, since the Applicable Date, (A) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, and (B) no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property rights, except, in each case of (A) or (B), for such exceptions that, individually or in the aggregate with other such exceptions, would not reasonably be expected to have a Company Material Adverse Effect.

(iv)                              To the Knowledge of the Company, as of the date of this Agreement, the Company or one or more of its Subsidiaries owns or has the right to use all Intellectual Property that is used in the conduct of their respective businesses as currently conducted.  For the avoidance of doubt, the representations and warranty provided in this Section 5.1(p)(iv) is not intended to be and shall not be construed as a representation or warranty regarding the non-infringement, non-misappropriation or non-violation of the Intellectual Property of any third party, the sole and exclusive representation and warranty for which is provided in Section 5.1(p)(iii).

(v)                                 There is no pending or, to the Knowledge of the Company, threatened in writing action, suit, proceeding or claim by others that the Company or its Affiliates infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

(vi)                              Neither the Company nor any of its Subsidiaries has granted any third party any right to enforce, sue on, or collect damages for the infringement of any Scheduled Intellectual Property.

(vii)                           Neither the Company nor any of its Affiliates has received any written notice of any threatened, actual, or pending claim, order, action, suit, or proceeding with respect to the Scheduled Intellectual Property, including, but not limited to any litigation, interference, reissue, reexamination, post-grant, inter partes review, or opposition proceeding; there is no pending or, to the Knowledge of the Company, threatened in writing claim, order, action, suit, or proceeding, including, but not limited to any litigation, interference, reissue, reexamination, post-grant, inter partes review, or opposition proceeding, by any Person challenging the Company’s and its Affiliates’ rights in or to any of the Scheduled Intellectual Property; and there is no pending or, to the Knowledge of the Company, threatened in writing claim, order, action, suit, or proceeding, including, but not limited to any litigation, interference, reissue, reexamination, post-grant, inter partes review, or opposition proceeding by others challenging the validity, enforceability or scope of any of the Scheduled Intellectual Property.

(viii)                        The Company and its Affiliates have not entered into any Contract granting any Person the right to control the prosecution of any of the Patents within the Scheduled Intellectual Property.

(ix)                              All current and former employees and consultants of the Company and its Affiliates who are or have been substantively involved in the design or development of the product(s) marketed or under development by the Company or its Affiliates have executed written Contracts or are otherwise obligated to assign to the Company or one of its Affiliates exclusive ownership of all of the Scheduled Intellectual Property.

(x)                                 To the Knowledge of the Company, all of those who owe any duty of candor, disclosure, and good faith to the U.S. Patent and Trademark Office with respect to the Patents within the Scheduled Intellectual Property have fully complied with such duties with respect to such Patents under all applicable laws, including 37 C.F.R. § 1.56.

(xi)                              To the Knowledge of the Company, inventorship of the inventions claimed in the Patents within the Scheduled Intellectual Property is properly identified on such Patents.

(xii)                           The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets included in the Company Intellectual Property.  To the Knowledge of the Company, such Trade Secrets have not been disclosed to any Person except pursuant to written non-disclosure agreements, except for any disclosures that, individually or in the aggregate with other such disclosures, would not reasonably be expected to have a Company Material Adverse Effect.

(xiii)                        As of the date of this Agreement, the Company has not used any know-how or materials from Cambridge Antibody Technologies Limited, MedImmune Limited, or any of their respective Affiliates in connection with the design or development any material product(s) marketed or under development by the Company or its Affiliates.

(xiv)                       Notwithstanding any other provision of this ARTICLE V, the representations and warranties contained in this Section 5.1(p) constitute the sole and exclusive representations and warranties of the Company regarding infringement, misappropriation or other violation of any Intellectual Property of any Person.

(xv)                          For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all (A) registered and unregistered trademarks, service marks, certification marks, trade names, Internet domain names, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) national, convention, and multinational patents and patent applications issued or applied for in any jurisdiction, including any certificates of invention, provisionals, nonprovisionals, divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, patents of addition, term restorations, term adjustments, renewals, re-examinations, substitutions and extensions thereof (collectively, “Patents”); (C) trade secrets, including know-how, information, data, specifications, methods, procedures, tests, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, plans, designs, diagrams, sketches, inventions, discoveries, research tools, algortithms and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, formulations, studies, practices, sourcing information, in each case, to the extent qualifying as a trade secret under applicable Law (collectively, “Trade Secrets”); and (D)  copyrights, including copyrights, whether registered or not, in all published and unpublished works of authorship and any registrations and applications, and renewals, extensions, restorations and reversions thereof, moral rights, database rights and design rights.

(q)                                 Insurance.  All material property damage (fire, malicious, accidental, flood, sprinkler and water damages), general liability, business interruption, clinical trial liability, worker’s compensation, automobile, directors and officers and product liability insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect, are reasonably adequate for the businesses engaged in by the Company and its Subsidiaries, are in conformity in all material respects with the requirements of all leases or other agreements to which the Company or its applicable Subsidiary is a party and, to the Knowledge of the Company, are valid and enforceable in accordance with their terms and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, with such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries are in material compliance with the terms and conditions of the Insurance Policies, have not received any notice of termination or material change to the terms (including any premiums) of any Insurance Policy and have notified their respective insurers of all material claims in accordance with the applicable provisions in the policy terms and conditions, and no material insurance claim made by the Company or its Subsidiaries has been questioned, denied or disputed. The Company has made available to Parent all material underwriting information and true, unredacted and complete copies of all of the Insurance Policies.

(r)                                    Regulatory Matters.

(i)                                     Each of the Company and its Subsidiaries has all Licenses necessary to conduct its business as presently conducted, including all such Licenses of the United States Food and Drug Administration (the “FDA”) or any other applicable U.S. or foreign drug regulatory authority (collectively with the FDA, the “Regulatory Authorities”) necessary to conduct its business as presently conducted (collectively, the “Regulatory Licenses”), except those Licenses the absence of which, individually or in the aggregate with other such absences, would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.  There has not occurred any revocation or termination of any Regulatory License, or any material impairment of the rights of the Company or its Subsidiaries under any Regulatory License, except for any such revocation, termination or impairment that, individually or in the aggregate with other such revocations, terminations and impairments, would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has operated in compliance in all material respects with applicable Laws administered or enforced by the FDA or any other Regulatory Authority, except where the failure so to comply, individually or in the aggregate with other such failures, would not reasonably be expected to have a Company Material Adverse Effect.

(ii)                                  Since January 1, 2009, all preclinical studies and clinical trials, and other studies and tests conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries have been and, if still pending, are being conducted in compliance with all applicable Laws (including those pertaining to Good Laboratory Practice and Good Clinical Practice contained in 21 C.F.R. Part 58 and Part 312 and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54 and 56), except for noncompliances that, individually or in the aggregate with other such noncompliances, would not reasonably be expected to have a Company Material Adverse Effect.  Since January 1, 2009, except for such exceptions that, individually or in the aggregate with other such exceptions, would not reasonably be expected to have a Company Material Adverse Effect, no clinical trial conducted by or, to the knowledge of the executive officers of the Company, on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Regulatory Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any ongoing clinical investigation conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries.

(iii)                               Since January 1, 2009, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their officers, directors, employees or agents has been convicted of any crime or engaged in any conduct that in any such case has resulted, or is reasonably likely to result, in debarment under 21 U.S.C. Section 335a and (B) neither the Company nor any of its Subsidiaries has hired any employee under debarment or used a vendor that, to the Knowledge of the Company, employed any person under debarment.

(iv)                              The Company has made available to Parent complete and correct copies of each Investigational New Drug Application, each similar state or foreign regulatory filing made on behalf of the Company or its Subsidiaries, including all related supplements, amendments and annual reports, and all correspondence between the Company and any of its Affiliates on one hand and any Regulatory Authority on the other hand.

(v)                                 Since January 1, 2009 to the date of this Agreement, each medicinal or pharmaceutical product that is or has been researched, developed, manufactured, labeled, supplied, promoted, co-promoted, co-developed, co-marketed, tested, distributed, marketed, commercialized or sold by or on behalf of the Company or any of its Subsidiaries (each, a “Medicine”) is being done so in compliance with all applicable Health Laws, except for any noncompliance that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  For the purpose of this Agreement, “Health Law” means any applicable Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the quality, identity, strength, purity, potency, safety, efficacy and use of medicinal and pharmaceutical products by regulating the research, development, manufacturing, advertising and distribution of these products, including applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including the U.S. Food, Drug and Cosmetic Act of 1938, the Public Health Service Act, the associated rules and regulations promulgated and guidances issued thereunder and all of their foreign equivalents.

(vi)                              Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2009 to the date of this Agreement, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any partner or any other Person (other than Parent Holdco, Parent or any of its Affiliates) which pursuant to a Contract with the Company or any of its Subsidiaries co-develops, co-promotes, co-markets or otherwise has a license to develop, market or sell any Medicine of the Company or any of its Subsidiaries (any such Person, a “Collaboration Partner”) has received any written notice or other communication from any Health Authority (I) withdrawing approval of any Medicine of the Company or any of its Subsidiaries or placing on “clinical hold” any clinical trial sponsored by the Company or any of its Subsidiaries or (II) alleging any violation of any Health Law with respect to the research, development, marketing, manufacturing or distribution of any Medicine. Since January 1, 2009 and through the date hereof, neither the Company nor any of its Subsidiaries has received any notices of inspectional observations (including those reported on Form FDA 483), establishment inspection reports, warning letters, action letters or untitled letter, recalls, field notifications, market withdrawals or replacements, written warnings, “dear doctor” letters, investigator notices, safety alerts, post-approval “serious adverse event” reports or other material written notice of action relating to an alleged lack of safety or regulatory compliance except for those reports, letters or notices that would not reasonably be expected to have a Company Material Adverse Effect. For the purpose of this Agreement, “Health Authority” means the Governmental Entities which administer Health Laws including the FDA, the European Medicines Agency and other equivalent agencies.

(vii)                           Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2009:

(A)                               none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Collaboration Partners has received any written notice that the FDA or any other Governmental Entity has initiated or is considering initiating any steps, procedures or action to withdraw approval or the license for, suspend, detain, discontinue the development, manufacture, distribution, marketing, offering for sale or sale of, or reimbursement for, request the recall or field correction of, or take any enforcement action with respect to, any Medicine;

(B)                               the Company and its Subsidiaries have complied with all applicable Laws governing the preparation of, and submission to the applicable Governmental Entities of, any investigational new drug application (“IND”), new drug application (“NDA”), biologics license application (“BLA”), other clinical trial application or regulatory approval application, or foreign equivalent thereof relating to any Medicine;

(C)                               each IND, NDA, BLA, other clinical trial application or regulatory approval application, or foreign equivalent thereof relating to any Medicine has been approved or permitted to become effective by the relevant Governmental Entity or, if not effective, to the Knowledge of the Company, as of the date hereof, there are no facts which have led the Company or its Subsidiaries to believe, and the Company and its Subsidiaries have not received written notice from any Governmental Entity that, such IND, NDA, BLA, other clinical trial application or regulatory approval application, or foreign equivalent thereof is not in good standing or is unapprovable; and

(D)                               neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity threatening, initiating, or commencing any action to enjoin production of any Medicine at any facility and, to the Knowledge of the Company, there are no facts which could form the basis for such an action.

(viii)                        None of the Company, any of its Subsidiaries, nor to Knowledge of the Company, any of their respective officers, employees or agents (authorized to speak on behalf of the Company), has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Health Authority to invoke any similar policy, except for any act or disclosure or failure to disclose that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ix)                              There are no pending or, to the Knowledge of the Company, threatened filings of an action against the Company or any of its Subsidiaries relating to the Company or any Medicine under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(x)                                 None of the Company, any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime for which any Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or is, to the Knowledge of the Company, the target or subject of any current investigation relating to any U.S. federal or state health care program related offense or foreign equivalent thereof.

(xi)                              Neither the Company nor any of its Subsidiaries, is party to any corporate integrity agreement, monitoring agreements, deferred prosecution agreement, consent decree or settlement order or other similar written agreements with or imposed by any Governmental Entity or has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code and, to the Knowledge of the Company, no such action is currently contemplated or pending.

(xii)                           Since January 1, 2009, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective agents has failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et. seq.) or foreign equivalent in any other jurisdiction in which any Medicine is sold, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(s)                                   Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger except that the Company has employed Centerview Partners LLC as its financial advisor. The Company previously has provided or made available to Parent a copy of the engagement letter with Centerview Partners LLC and the fees set forth therein are the only fees payable to them.

(t)                                    Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of its financial advisor, Centerview Partners LLC, that as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, consideration, consisting of the Per Share Cash Consideration, together (and not separately) with one CVR, to be paid to the holders of Shares (other than Excluded Shares and Shares held by affiliates of Parent) pursuant to this Agreement is fair from a financial point of view, to such holders.  It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied on by Parent Holdco, Parent or Merger Sub; provided, however, the Company shall forward to Parent, solely for informational purposes, a copy of the written version of such opinion promptly following the execution of this Agreement and in no event later than three (3) business days after the date of this Agreement.

(u)                                 Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement is (i) filed with the SEC or first published, amended or supplemented and (ii) sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent Holdco, Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

5.2                               Representations and Warranties of Parent Holdco, Parent and Merger Sub.  Parent Holdco, Parent and Merger Sub each hereby represents and warrants to the Company that:

(a)                                 Organization, Good Standing and Qualification.  Each of Parent Holdco, Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement and the CVR Agreement.  Parent Holdco owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of Parent.

(b)                                 Corporate Authority.  No vote of holders of capital stock of Parent Holdco or Parent is necessary to approve this Agreement, the CVR Agreement, the Merger and the other transactions contemplated hereby and thereby.  Each of Parent Holdco, Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the CVR Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement, and to consummate the Merger and the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each of Parent Holdco, Parent and Merger Sub and is a valid and binding agreement of Parent Holdco, Parent and Merger Sub, enforceable against each of Parent Holdco, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The CVR Agreement, when executed and delivered by Parent Holdco, will be a valid and binding agreement of Parent Holdco, enforceable against Parent Holdco in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                                  Governmental Filings and Approvals; No Violations; Etc.

(i)                                     Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Securities Act, the Exchange Act and foreign and state securities, takeover and “blue sky” Laws, including the registration of the CVR Agreement under Jersey Law, if necessary and (C) under the HSR Act, no notices, reports or other filings are required to be made by Parent Holdco, Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent Holdco, Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the CVR

Agreement by Parent Holdco, Parent and Merger Sub and the consummation by Parent Holdco, Parent and Merger Sub the Merger and the other transactions contemplated hereby and thereby.

(ii)                                  The execution, delivery and performance of this Agreement and the CVR Agreement by Parent Holdco, Parent and Merger Sub do not, and the consummation by Parent Holdco, Parent and Merger Sub of, the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, certificate of formation or bylaws or comparable governing documents of Parent Holdco, Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent Holdco or any of its Subsidiaries pursuant to, any Contracts binding upon Parent Holdco, or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent Holdco, or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above of this Section 5.2(c)(ii), for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the ability of Parent Holdco, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)                                 Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent Holdco or Parent, threatened against Parent Holdco, Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent Holdco, Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e)                                  Available Funds.  Parent will have available to it at the Effective Time all funds necessary for the payment to the Paying Agent of the aggregate Per Share Cash Consideration.

(f)                                   Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent (free and clear of all Liens).  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)                                  Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the Merger or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent Holdco, Parent or Merger Sub for which the Company would have any liability.

(h)                                 Ownership of Shares.  Other than as a result of this Agreement, none of Parent Holdco, Merger Sub or any of their Affiliates is, or at any time during the last three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

(i)                                     Information Supplied.  None of the information supplied by Parent Holdco, Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is (i) filed with the SEC or first published, amended or supplemented or (ii) sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(j)                                    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent Holdco, Parent and Merger Sub, Parent Holdco, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations.  Parent Holdco, Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Parent Holdco, Parent and Merger Sub are familiar, that, assuming the absence of fraud, Parent Holdco, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that, in the absence of fraud, Parent Holdco, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto.  Accordingly, in the absence of fraud and except as expressly set forth in the representations and warranties of the Company included in Section 5.1, Parent Holdco, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1                               Interim Operations.

(a)                                 The Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), except as otherwise expressly contemplated or permitted by this Agreement or as required by a Governmental Entity or applicable Laws, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to (u) preserve their business organizations substantially intact, (v) maintain satisfactory relationships with Governmental Entities, customers and suppliers, and (w) keep available the services of their key employees, key consultants and executive officers, (x) in connection with any and all clinical trial(s) for DX-2930, notify Parent (i) promptly after receipt of any material communication from any Regulatory Authority or inspections of any manufacturing, research and development or clinical trial site and before giving any material submission to a Regulatory Authority and (ii) a reasonable time prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline, and (z) preserve and protect the Intellectual Property owned by the Company and its Subsidiaries; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i)-(xvii) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.  From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as Parent may approve in writing, (C) as is required by applicable Law or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)                                     adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments, other than, in the case of its Subsidiaries, in a manner that would not materially restrict the operation of its business;

(ii)                                  (x) merge or consolidate the Company or any of its Subsidiaries with any other Person or (y) adopt a partial or complete plan of dissolution, liquidation, consolidation, recapitalization, restructuring or other reorganization of the Company or its Subsidiaries;

(iii)                               issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of Shares upon (x) the exercise or vesting, as applicable, of Company Options or Company RSUs outstanding as of the date hereof or in compliance with this Agreement or (y) in connection with the ESPP in compliance with this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv)                              make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $1,000,000 in the aggregate;

(v)                                 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vi)                              reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise or vesting, as applicable, of Company Options or Company RSUs or in connection with the ESPP in the ordinary course of business consistent with past practice);

(vii)                           incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than indebtedness in an aggregate principal amount not to exceed $1,000,000 outstanding at any time;

(viii)                        (x) other than in the ordinary course of business consistent with past practice, acquire any assets or equity interests in any other Person for a fair market value in an amount in excess of (1) $1,000,000 in a single transaction or series of related transactions or (2) $5,000,000 in the aggregate and (y) except for expenditures set forth in capital budgets made available to Parent prior to the date of this Agreement, make or authorize any capital expenditure in excess of $1,000,000 in the aggregate during any calendar year;

(ix)                              (x) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP, or (y) except as required by applicable Laws or GAAP, revalue in any material respect any of its assets, including writing off accounts or notes receivable, other than in the ordinary course of business and consistent with past practice;

(x)                                 settle any pending or threatened litigation or other proceedings before a Governmental Entity if such settlement (A) does not comply with Section 6.13, (B) with respect to the current or future payment of monetary damages, involves the payment of monetary damages that exceed $1,000,000 individually or in the aggregate, net of any amount covered by insurance or indemnification, (C) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would reasonably be expected to have a material effect on the continuing operations of the Company or would reasonably be expected to impose material adverse restrictions on the business activities of the Company, (D) arises out of any matters related to the FCPA;

(xi)                              to the extent such action could materially affect the Company,(A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;

(xii)                           transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, rights, operations, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than Permitted Liens or transactions (A) solely among the Company and/or its wholly owned Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries, (B) that do not carry a value in excess of $1,000,000 in the aggregate, (C) pursuant to Contracts listed on Section 6.1(a)(xii) of the Company Disclosure Letter in effect prior to the date of this Agreement, or (D) with respect to Contracts related to the LFRP entered into in the ordinary course of business consistent with past practice;

(xiii)                        except as required pursuant to Contracts or Benefit Plans in effect prior to the date of this Agreement or as required by applicable Law, (A) grant or provide any severance, termination or bonus payments (other than as set forth in Section 6.7(d)) or benefits to any current or former employee, director or independent contractor, (B) increase the compensation of or benefits payable to any current or former employee or director, except for, with respect to current employees annual merit-based pay increases in the ordinary course of business consistent with past practice and not to exceed 4% in the aggregate, (C) establish, adopt, terminate or amend any Benefit Plan (other than routine changes to welfare plans or any changes to Benefit Plans that would not result in more than a de minimis increase to the Company’s costs under such Benefit Plans or would accelerate the vesting of any awards outstanding under such Benefit Plan) or any plan, contract, program, policy or arrangement that would be a Benefit Plan if in effect on the date hereof, (D) enter into or negotiate any Collective Bargaining Agreement or (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(xiv)                       hire or terminate the employment or engagement of any (x) executive officer or (y) employee with annualized base salary of more than $200,000, other than a termination for cause, or promote any employee, other than in the ordinary course of business consistent with past practice;

(xv)                          other than in the ordinary course of business, (A) amend, modify or terminate any Material Contract or (B) enter into any contract that would have been a

Material Contract had it been entered into prior to the date of this Agreement; provided that Contracts related to the LFRP will be deemed to be Material Contracts for purposes of this clause (xv);

(xvi)                       except as required by applicable Law, convene any regular or special meeting of the stockholders of the Company other than the Stockholders Meeting; or

(xvii)                    agree, authorize or commit to do any of the foregoing.

(b)                                 Nothing contained in this Agreement is intended to give Parent Holdco or Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent Holdco’s, Parent’s or their Subsidiaries’ operations.  Prior to the Effective Time, each of Parent Holdco, Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(c)                                  Parent will, promptly following the date of this Agreement, designate two (2) individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under this Section 6.1 and will ensure that such persons will respond, on behalf of Parent Holdco and Parent, to the Company’s written requests in an expeditious manner (email being sufficient).  Parent Holdco and Parent agrees that, if no disapproval or reasonable request for additional information regarding any such written request from the Company is made within five (5) business days of the date on which Parent receives a request, then Parent Holdco and Parent will be deemed to have provided its approval to such request for all purposes under this Agreement. If Parent, within such five (5) business day period, reasonably requests additional information regarding the Company’s request, Parent Holdco and Parent must provide a response to the Company within five (5) business days following receipt from the Company of such additional information and, if it does not respond during such time period, Parent Holdco and Parent will be deemed to have provided its approval to such request for all purposes under this Agreement. The making of a request by the Company pursuant to this Section 6.1(c) shall not be an admission that, or otherwise imply that, the Company is required to seek an approval from Parent Holdco and Parent in connection with the subject matter of such request or any similar request.

6.2                               Acquisition Proposals.

(a)                                 No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)                                     initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or make available any non-public information or data to any Person relating to the Company or any of its Subsidiaries relating to, or that would reasonably be expected to lead to, any Acquisition Proposal, except to notify such Person of the existence of this Section 6.2;

(iii)                               otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal; or

(iv)                              enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the date on which the Company Requisite Vote is obtained, but not after, the Company and its Representatives may (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal if (1) such Acquisition Proposal did not result from a knowing or intentional breach of the Company’s obligations under this Section 6.2 and (2) the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that, taken as a whole, are not less restrictive to the other party than those contained in the Confidentiality Agreement and the Company complies with the Confidentiality Agreement; it being understood that such confidentiality agreement must include a standstill provision, but need not prohibit the making, or amendment, of a private Acquisition Proposal; and (3) the Company promptly (but in any event within twenty-four (24) hours of providing such information) discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously disclosed or provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, subject to the conditions set forth in clause (A)(1)-(3) above; or (C) after having complied with Section 6.2(c), authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company, or any committee thereof, determines in good faith that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company, or any committee thereof, has determined in good faith based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company, or any committee thereof, determines in good faith that such Acquisition Proposal is a Superior Proposal.

(b)                                 Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company and/or any of its Subsidiaries or (ii) any direct or indirect acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in the case of each of clause (i) and clause (ii) of this Section 6.2(b), other than the Merger.

“Superior Proposal” means a bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement and taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal) is likely to be consummated and would, if consummated, result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger.

(c)                                  No Change in Recommendation or Alternative Acquisition Agreement.  The board of directors of the Company and each committee of the board of directors of the Company shall not:

(i)                                     withhold, withdraw, qualify or modify, or resolve or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that the board of directors of the Company may take no position with respect to an Acquisition Proposal proposed through a tender offer or exchange offer until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii)                                  except as expressly permitted by, and after compliance with, this Section 6.2(c), cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the date on which the Company Requisite Vote is obtained, but not after, the board of directors of the Company may (A) withhold, withdraw, qualify or modify the Company Recommendation,

(B) fail to include the Company Recommendation in the Proxy Statement, (C) following a publicly announced or disclosed bona fide Acquisition Proposal (other than an Acquisition Proposal that is a tender offer or exchange offer) fail to reaffirm or republish without qualification or modification the Company Recommendation within ten (10) business days following the receipt of a written request to do so from Parent or (D) approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement, if (i) solely in a circumstance where any of the foregoing actions is in respect of an Acquisition Proposal, an Acquisition Proposal (with all references to “15%” in the definition of Acquisition Proposal being deemed to be references to “50%” for the purposes of usage of such term in this Section 6.2(c)) has been made, the board of directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and (ii) in all cases the board of directors of the Company determines in good faith that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”) and, in a circumstance where an Acquisition Proposal has been made may also take action pursuant to Section 8.3(a); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, at least one hundred twenty (120) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such one hundred twenty (120) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the board of directors of the Company not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the board of directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal prior to the time that is one hundred twenty (120) hours after it has provided the written notice required by clause (x) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(c), except that the deadline for such new written notice shall be reduced to seventy two (72) hours (rather than the one hundred twenty (120) hours otherwise contemplated by this Section 6.2(c)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal shall be reduced to the time that is seventy two (72) hours after it has provided such written notice (rather than the time that is one hundred twenty (120) hours otherwise contemplated by this Section 6.2(c)).

(d)                                 Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), provided that any disclosure made pursuant to this Section 6.2(d)(i) that constitutes a Change of Recommendation shall result in all of the consequences of a Change of Recommendation as set forth in this Agreement, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that, the board of directors of Company or any committee thereof shall not effect a Change of Recommendation except in accordance with Section 6.2(c).

(e)                                  Existing Discussions.  The Company agrees that it will, and it will cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  The Company shall promptly (and in any event within two (2) days following the date of this Agreement) request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such Person and the Company shall terminate access to any virtual data room maintained by the Company for any such Person.  The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.

(f)                                   Notice.  The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposal or offer (including any amendments thereto) and the status of any such discussions or negotiations.  The Company agrees that it will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with this Section 6.2(f).

6.3                               Stockholders Meeting; Filings; Other Actions; Notification.

(a)                                 Stockholders Meeting. The Company shall schedule a special meeting of the holders of Shares to consent and vote upon the adoption of this Agreement (the “Stockholders Meeting”) to be held within forty-five (45) days of the initial mailing of the Proxy Statement, with the date of such meeting to be set after consultation with Parent; provided, however, that the Company may postpone or adjourn the Stockholders Meeting (i) with the consent of Parent, such consent of Parent not to be unreasonably withheld, conditioned or delayed, (ii) to ensure that any required supplement or amendment to the Proxy Statement is provided the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (iii) if the Company reasonably believes that (1) it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote, whether or not a quorum is present or (2) it will not have sufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting (but in the case of (2), the date of the Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days) or (iv) as may be required by applicable Law.  At the instruction of Parent, the Company shall postpone or adjourn the Stockholders Meeting if it is necessary or advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote; provided that Parent shall require no more than two (2) such postponement or adjournments, which together shall last no more than twenty (20) business days.

(b)                                 Proxy Statement.  As promptly as practicable and in no event later than fifteen (15) business days after the date of this Agreement, the Company shall (i) prepare and file a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) (ii) subject to Section 6.2, include in the Proxy Statement the Company Recommendation, (iii) furnish the information required to be provided to the holders of Shares pursuant to Delaware Law, the Exchange Act and any other applicable Laws and (iv) unless a Change of Recommendation has been effected, use its reasonable efforts to solicit from holders of all of the Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable Law and the Charter and bylaws (if applicable) to effect the Merger; provided, unless a Change of Recommendation has been effected, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent, Merger Sub and their counsel.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto, or for additional information, and unless a Change of Recommendation has been effected, shall provide to Parent, after Parent, Merger Sub and their counsel shall have had a reasonable opportunity to review and comment on the Proxy Statement and draft correspondence and due consideration has been given to such comments by the Company, copies of all correspondence between the Company and/or any of its Representatives and the SEC.  The Company and Parent shall each use reasonable best efforts to promptly provide satisfactory responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as practicable after the date the SEC staff advises that it has no further comments thereon, or that the Company may commence mailing the Proxy Statement.  Notwithstanding anything to the contrary in this Section 6.3(b), and subject to Section 6.2, the Company may amend or supplement the Proxy Statement in connection with a Change of Recommendation without the prior consent of Parent.

(c)                                  CVR Agreement. At or prior to the Effective Time, Parent Holdco shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of CVR).  Parent Holdco, Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

(d)                                       Cooperation.

(i)                                           Subject to the terms and conditions set forth in this Agreement, the Company, Parent Holdco and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within fifteen (15) days of the date hereof) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger.  Parent may withdraw and refile its initial filing if in its reasonable judgment such step is consistent with expeditiously obtaining a required clearance. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent Holdco and Parent or the Company, as the case may be, including the tax, regulatory and commercial considerations of each party, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger.  Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall be interpreted to require either party to exchange its HSR Act filing, including attachments, with the other party, except on an outside counsel only basis.  In exercising the foregoing rights, each of the Company, Parent Holdco and Parent shall act reasonably and as promptly as practicable.  Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.  Notwithstanding the foregoing, but subject to compliance with the remainder of this Section 6.3, including Parent’s right to withdraw and refile its initial filing, Parent shall, following consultation with the Company and after giving due consideration to its views and its obligation to use its reasonable best efforts to consummate the transactions contemplated by this Agreement as expeditiously as possible, direct and control all aspects of the parties’ efforts to gain regulatory clearance either before any Governmental Entity or in any action brought to enjoin the Merger and the other transactions contemplated hereby pursuant to any antitrust or competition Law including any divestiture activities.

(ii)                                      The Company, on the one hand, and Parent and its Subsidiaries, on the other hand, shall use commercially reasonable efforts to cooperate with each other in connection with (A) reasonably optimizing the Tax consequences resulting from the transactions that may be required  by Section 6.3(g) and (B) Parent’s integration planning (including by providing reasonable assistance in obtaining records and information and using commercially reasonable efforts to make available relevant third party advisors).

(e)                                        Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger. If Parent Holdco or Parent elects to file a registration statement and/or  arrange financing, in accordance with the Securities Laws prior to the Closing Date, the Company will use its commercially reasonable efforts, at Parent’s request, (i) to permit the use of the Company’s financial statements in such registration statement and / or financing, (ii) to assist Parent with the preparation of pro forma financial statements by Parent, (iii) to cause its current or former independent accountants to (A) provide any necessary written consents to use their audit reports relating to the Company and to be named as an “Expert” in any document related to any registration statement, and (B) provide  any customary “comfort letters” (including customary negative assurance comfort, including change period comfort) and (iv) provide such other information (financial or otherwise) that is reasonably requested by Parent in connection with any of (i) through (iv), provided that neither the Company nor any of its Subsidiaries shall be required to pay any fees, incur or reimburse any cost or expense, or make any payment or otherwise incur any liability relating to any such registration statement and / or financing to the extent the Parent does not have a reimbursement or indemnity obligation to the Company or its Subsidiaries pursuant this Section 6.3(e). Parent shall promptly, upon the written request of the Company (i) reimburse the Company for all reasonable out-of-pocket costs (including reasonable accountants’ fees) incurred by the Company or any of its Subsidiaries in connection with providing assistance requested by the Parent, pursuant to this Section 6.3(e) and (ii) indemnify the Company and its Subsidiaries for any damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with taking actions requested by the Parent, pursuant to, and otherwise in connection with this Section 6.3(e).  Parent and the Merger Sub acknowledge and agree that the Closing shall not be conditioned upon any financing requirement of Parent or the Merger Sub.

(f)                                          Status.  Subject to applicable Laws and the instructions of any Governmental Entity, the Company, on the one hand, and Parent Holdco and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications received by Parent Holdco, Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger.  Neither the Company nor Parent Holdco and Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive telephone discussion with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger unless to the extent practicable: (i) it consults with the other party in advance and (ii) to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(g)                                        Regulatory Matters.  Without limiting the generality of the other undertakings pursuant to this Section 6.3, each of the Company (in the case of Sections 6.3(g)(i), 6.3(g)(iii) and 6.3(g)(iv)) and Parent Holdco (in all cases set forth below) agrees to take or cause to be taken the following actions, in each case subject to clause (iv) below:

(i)                                           the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii)                                      Parent Holdco agrees to, and will cause each of its Subsidiaries and Affiliates to, use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, which reasonable best efforts shall be deemed to include, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, without limitation, any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and, subject to Section 6.3(g)(iv), the proffer and agreement by Parent Holdco of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent Holdco or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Government Antitrust Entity (it being understood that, as it relates to the Company and its Subsidiaries, no such action will be binding on the Company or its Subsidiaries without the Company’s prior written consent unless it is contingent upon the occurrence of the Closing);

(iii)                                 to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind, that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay beyond the Outside Date (as defined below), restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (g)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

(iv)                                  notwithstanding anything to the contrary contained in this Agreement, including but not limited to Sections 6.3(g)(i)-(iii), Parent Holdco shall not be required to sell, lease, license or otherwise dispose of, or hold separate pending such disposition of, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent Holdco or any of their respective Subsidiaries, except any currently (as of the date of execution of this Agreement) marketed products of the Company that collectively generated gross revenues of no greater than $77,000,000 in the 2014 fiscal year; provided that, in connection with any divestiture required pursuant to this Section 6.3(g)(iv)) or that Parent Holdco elects to pursue in connection with the transactions contemplated by this Agreement, the Company will provide all cooperation reasonably requested to assist Parent Holdco in fulfilling Parent Holdco’s obligations at Parent Holdco’s sole cost and expense, including (a) making available its management team for meetings with prospective acquirers regarding the assets proposed to be divested, (b) assisting Parent Holdco in its preparation of marketing materials and (c) otherwise assisting Parent Holdco in facilitating the transaction, in each case where any such transaction would be contingent upon the occurrence of the Effective Time.

(h)                                       Obligation of Merger Sub.  Parent Holdco and Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by the Agreement on the terms and conditions set forth in this Agreement.  Immediately following the date of this Agreement, Parent shall provide or make available to the Company a copy of Parent’s approval of this Agreement, as the sole stockholder of Merger Sub.

6.4                                      Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or any of its Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or to disclose privileged information; provided that the Company will use its reasonable best efforts to develop alternative processes to permit such disclosure, including without limitation, common interest agreements, outside counsel review, and requesting necessary consents from third parties, (B) be reasonably likely to result in a violation of any Law or (C) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation or other proceeding, to disclose or permit access to any information that is reasonably pertinent to such litigation or other proceeding.  All requests for information made pursuant to this Section 6.4 shall be directed to the Company’s executive officers or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

6.5                                      Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. If the Surviving Corporation is reasonably likely to be required to file any quarterly or annual periodic reports pursuant to the Exchange Act during the fifteen (15) days after the Closing Date, the Company will deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such quarterly or annual periodic reports reasonably likely to be filed during such period and fully executed officer certifications required to be filed with such quarterly or annual periodic reports.

6.6                                      Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter, so long as this Agreement is in effect (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(c)), the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by any listing authority (including the U.K. Listing Authority) or by the request of any Governmental Entity.

6.7                                      Employee Benefits.

(a)                                        Parent shall provide, or shall cause to be provided to each employee of the Company and its Subsidiaries who is employed as of immediately prior to the Effective Time and continues to be employed by the Surviving Corporation or any Affiliate (each, a “Continuing Employee”) the wages, incentive bonus opportunities and benefits set forth on Schedule 6.7(a).

(b)                                       For purposes of vesting, benefit accruals (but not for benefit accrual purposes under any defined benefit pension plan), vacation and sick time credit and eligibility to participate under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Benefit Plans) (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors (to the extent credited by the Company and its Subsidiaries) before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to cause, to the extent consistent with Parent’s current employee benefit plans, programs and policies (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan.  Parent shall use commercially reasonable efforts, to the extent consistent with Parent’s current employee benefit plans, programs and policies,  to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c)                                        Parent hereby acknowledges that a “change in control” or other event with similar import, within the meaning of the Benefit Plans that contain such terms, will occur upon the Effective Time.  Parent shall, and shall cause the Surviving Corporation and any successor thereto to, in accordance with Section 6.7(c) of the Company Disclosure Letter, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Benefit Plans.

(d)                                       If the Effective Time occurs prior to the time when bonuses are paid with respect to calendar year 2015, at the Effective Time the Company shall pay each participant in the Company’s incentive plans (the “Incentive Plans”) who remains employed through the Effective Time an annual incentive amount in respect of the 2015 fiscal year, equal to the actual level of performance achieved as of the earlier to occur of December 31, 2015 and the Effective Time (with such performance measure prorated, if applicable, for the portion of the performance cycle completed at the Effective Time), as determined by the compensation committee of the board of directors of the Company prior to the Effective Time in accordance with the terms of the applicable Incentive Plans and based on performance through the earlier to occur of December 31, 2015 and the day that is no more than five (5) business days prior to the Effective Time; provided that, with respect to any employee who is a party to an Executive Retention Agreement, if the Effective Time occurs in 2015 and such employee is terminated without “Cause” or “Good Reason” (as such terms are defined in his or her Executive Retention Agreement) following the Effective Time but prior to January 1, 2016, such employee will not be entitled to receive a prorated bonus with respect to calendar year 2015 pursuant to the Executive Retention Agreement.  In no event shall the aggregate amount of all such bonuses be more than the amount that would be paid if the level of performance achieved was equal to 150% of each employee’s target.

(e)                                        Unless otherwise requested by Parent at least five (5) days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, the Company 401(k) Profit Sharing Plan (the “Company 401(k) Plan”).  The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors (or other authorized committee) of resolutions terminating such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).  No later than the Effective Time, (i) the Company shall take all actions reasonably necessary to cause each Continuing Employee to become 100% vested in such Continuing Employee’s accounts under such Company 401(k) Plan, effective as of the Closing Date or, if earlier, the date on which such Company 401(k) Plan is terminated and (ii) Parent shall take all actions reasonably necessary to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to a tax-qualified defined contribution retirement plan maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) and to transfer outstanding loans to the Parent 401(k) Plan.  Each Continuing Employee shall be eligible to become a participant in the Parent 401(k) Plan as soon as administratively practical after the Closing Date.

(f)                                          The provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (other than Section 6.7(e)), (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time, or (iii) create any third-party beneficiary or other right (including, but not limited to, a right to employment) in any Person, including any current or former employee of the Company or any Subsidiary of the Company, or any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

(g)                                        Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, from and after the date hereof until the Effective Time, the Company shall permit Parent to meet with key employees and executive officers to discuss employment arrangements to be entered into between Parent, one of its Affiliates or the Surviving Corporation, and such key employees and executive officers following the Effective Time.

(h)                                       Not later than five (5) business days prior to the anticipated Effective Time, the Company will update Section 5.1(b) of the Company Disclosure Letter to reflect then current information regarding the Company Options and Company RSUs, and provide such updated schedule to Parent.

6.8                                      Agreements Concerning Parent Holdco, Parent and Merger Sub. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.  Other than with respect to a potential transaction involving Baxalta, Parent Holdco agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing the assets of or equity in any Person or by any other manner if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to materially increase the risk of any Governmental Entity entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement prior to the Outside Date.

6.9                                      Indemnification; Directors’ and Officers’ Insurance.

(a)                                        From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent provided for under the Company Charter and Company bylaws as in effect on the date hereof (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent provided for under the Company Charter and Company bylaws as in effect on the date hereof; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification), each Person who was entitled to such indemnification and advancement from the Company and its Subsidiaries (in each case, when acting in such capacity) immediately prior to the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.9 or any other indemnification or advancement right of any Indemnified Party.

(b)                                       Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                                        If Parent Holdco, Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent Holdco, Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.

(d)                                       The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)                                        The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, certificate of formation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger or any other transaction contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.10                             Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or any other transaction contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.11                             Section 16 Matters.  Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

6.12                             Parent Holdco Guarantee.   Parent Holdco irrevocably and unconditionally guarantees to the Company the due and punctual performance of the obligations of Parent and Merger Sub hereunder (the “Guaranteed Obligations”) subject to the terms hereof.  If, for any reason whatsoever, Parent or Merger Sub shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Holdco will forthwith pay or perform, or cause to be paid or performed, the Guaranteed Obligations.  This is a guarantee of payment and performance and not merely of collectability.

6.13                             Transaction Litigation.  Prior to the Effective Time, the Company shall promptly notify Parent of all civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings commenced or threatened against the Company or any of its Subsidiaries or the board of directors of the Company, or any committee thereof, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof.  The Company shall (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not agree to any settlement related to any Transaction Litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. For purposes of this Section 6.13, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent will not be afforded any decision-making power or other authority over such Transaction Litigation.

6.14                             Resignations.   Prior to the Effective Time, the Company shall cause each director of the Company or its Subsidiaries to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time; provided that, notwithstanding anything else to the contrary, such resignation will not result in the forfeiture of any Company RSUs or Company Options held by such individual and that all Company RSUs and Company Options held by such individual immediately prior to the Effective Time (whether vested or unvested) will be treated in accordance with Sections 4.3(a) and 4.3(b). The Company will cooperate with Parent to effect the replacement of any such directors selected by Parent at the Effective Time.

ARTICLE VII

Conditions

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)                                 Orders.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger (collectively, an “Order”).

(b)                                 Stockholder Approval. This Agreement shall have been duly adopted by stockholders of the Company constituting the Company Requisite Vote at the Stockholders Meeting or any adjournment or postponement thereof.

(c)                                  Regulatory Condition.  The applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger or the transactions contemplated by this Agreement shall have expired or been terminated.

7.2                               Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:

(a)                                 the representations and warranties of the Company set forth in this Agreement, (w) other than those set forth in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), the first and second sentences of Section 5.1(b)  (Capital Structure), Section 5.1(c) (Corporate Authority; Approval), the last sentence of Section 5.1(f) (Absence of Certain Changes),  Section 5.1(m) (Takeover Statutes), Section 5.1(s) (Brokers and Finders) and Section 5.1(t) (Opinion of Financial Advisor), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct as of such date or time), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to constitute, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); (x) the representations and warranties of the Company set forth in the first sentence of Sections 5.1(a) (Organization, Good Standing and Qualification), 5.1(c) (Corporate Authority; Approval) and 5.1(s) (Brokers and Finders) and Section 5.1(t) (Opinion of Financial Advisor),  shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct in all material respects as of such date or time), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; (y) the representations and warranties of the Company set forth in the first and second sentences of Section 5.1(b) (Capital Structure) shall have been true and correct except for de minimis exceptions as of the date of this Agreement and shall be true and correct except for de minimis exceptions as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct except for de minimis exceptions as of such date or time), it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; and (z) the representation and warranty set forth in the last sentence of Section 5.1(f) (Absence of Certain Changes) and in Section 5.1(m) (Takeover Statutes) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (other than those representations and warranties that speak only as to a particular date or time, which shall have been true and correct as of such date and time);

(b)                                 (i) the Company shall have performed and complied with, in all material respects, its obligations, agreements and covenants under this Agreement required to be performed at or prior to the Closing Date and (ii) since the date hereof, no facts, changes, events, developments or circumstances shall have occurred, arisen, come into existence or become known that have had and are continuing to have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(c)                                  the Company shall have delivered to Parent a certificate signed by its Chief Executive Officer and Chief Financial Officer, dated the Closing Date, certifying as to the satisfaction by the Company of the conditions described in (a) and (b) above; and

(d)                                 there shall not be pending any legal proceeding against Parent, the Company, Merger Sub, any Subsidiary of the Company or any of their respective directors, officers or members brought by a Governmental Entity in a jurisdiction where Parent or the Company has meaningful operations challenging this Agreement or the transactions contemplated by this Agreement, seeking to delay, restrain or prohibit the Merger, or seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of Company and its Subsidiaries (or Parent’s direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Company’s Subsidiaries).

7.3                               Condition to the Company’s Obligation to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing (where permissible) of each of the following conditions:

(a)                                 The representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement and, other than representations and warranties made as of a particular date (which shall have been accurate to the degree described below as of such date), as of the Closing Date as if made on and as of the

Closing Date, except to the extent failure to be accurate, in the aggregate, would not impair in any material respect the ability of each of Parent Holdco, Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement;

(b)                                 Each of Parent Holdco, Parent and Merger Sub shall have performed and complied with, in all material respects, its obligations, agreements and covenants under the Agreement required to be performed at or prior to the Closing Date; and

(c)                                  Parent shall have delivered to the Company a certificate signed by an authorized officer of Parent, dated the Closing Date, certifying as to the satisfaction by Parent and Merger Sub of the conditions described in (a) and (b) above

(d)                                 The CVR Agreement shall be in full force and effect.

ARTICLE VIII

Termination

8.1                               Termination by Mutual Consent.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company’s stockholders, by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2                               Termination by Either Parent or the Company.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company, and upon delivery of written notice to the other party if:

(a)                                 the Closing shall not have occurred by August 2, 2016 (as it may be extended as described below in this Section 8.2(a), the “Termination Date”); provided, however, that if as of such date, the condition set forth in Section 7.1(c) is not satisfied but all of the other conditions set forth in ARTICLE VII shall have been satisfied or waived or shall be capable of being satisfied or waived as of such date if the Closing were otherwise to occur on such date and the condition set forth in Section 7.1(c) remain capable of being satisfied or waived, then the Termination Date may be extended from August 2, 2016 to November 2, 2016 (the “Outside Date”) at the election of Parent or the Company by written notice to the other party (and the Outside Date shall then be the Termination Date), provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have contributed to the failure of the Closing to have occurred prior to the Termination Date in any material respect;

(b)                                 any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party that has breached in its obligations under this Agreement in any manner that shall have proximately contributed to the existence of such Order in any material respect; or

(c)                                  this Agreement shall not have been duly adopted by stockholders of the Company constituting the Company Requisite Vote at the Stockholders Meeting or any adjournment or postponement thereof.

8.3                               Termination by the Company.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company upon delivery of written notice to Parent:

(a)                                 at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of Section 6.2(c) in all material respects, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company satisfies its obligations to pay the Termination Fee under Section 8.5(b); or

(b)                                 at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent Holdco, Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, and such breach or untruth would give rise to a failure of the condition to Closing set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and such breach or untruth is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) the Termination Date.

8.4                               Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Effective Time upon delivery of written notice to the Company:

(a)                                 if the board of directors of the Company shall have made and not have withdrawn a Change of Recommendation; and

(b)                                 at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, and such breach or untruth gives rise to a failure of the condition to Closing set forth in Section 7.2(a) or Section 7.2(b)(i) hereto to be satisfied and such breach or untruth is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) the Termination Date.

8.5                               Effect of Termination and Abandonment.

(a)                                 Except as provided in paragraphs (b) and (c) below, in the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from fraud or any breach of this

Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b)                                 In the event that:

(i)                                     a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(c) or by Parent pursuant to Section 8.4(b);

(ii)                                  this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii)                               this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay the Termination Fee; provided, however, that (A) no Termination Fee shall be payable pursuant to clause (i) of this paragraph (b) unless and until, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and such Acquisition Proposal is thereafter consummated (substituting “50%” for “15%” in the definition thereof); (B) such Termination Fee payable to Parent pursuant to clause (i) of this paragraph (b) shall be promptly payable after the consummation of such Acquisition Proposal (but in no event later than two (2) business days of such consummation), and (C) any Termination Fee payable pursuant to clause (iii) of this paragraph (b) shall be satisfied immediately prior to or substantially concurrently with, and as a condition of, such termination; provided that, if the Termination Fee is payable pursuant to Section 8.5(b)(i), the Termination Fee shall be reduced by any amount of Reimbursable Expenses (as defined below) the Company has previously paid to Parent pursuant to Section 8.5(d).  The Company shall satisfy its obligation to pay a Termination Fee by (A) contributing to a newly formed Irish private limited company, centrally managed and controlled, domiciled and resident in Ireland, which may elect to be disregarded for U.S. federal income tax purposes (“Irish Holdco”), immediately available funds and any fees required to be paid pursuant to this Section 8.5 in exchange for one common share of Irish Holdco and (B) and by selling the Irish Holdco common share to Parent Holdco in exchange for US $1.00. For the avoidance of doubt, any Irish stamp duty liability arising in connection with the sale of Irish Holdco will be payable by Parent Holdco and Parent Holdco agrees to indemnify the Company against any such liability. As used in this Agreement, “Termination Fee” means (x) with respect to a payment required to be made by the Company an amount equal to $180,000,000 and (y) with respect to a payment required to be made by Parent an amount equal to $280,000,000.

(c)                                  If (i) Parent or the Company shall have terminated this Agreement pursuant to Section 8.2(a) or 8.2(b) (with respect to an Order imposed by a Government Antitrust

Entity), (ii) at the time of such termination, all conditions to the Closing set forth in this Agreement, other than the condition set forth in Section 7.1(a) (with respect to an Order imposed by a Government Antitrust Entity), Section 7.1(c) and/or Section 7.2(d) (with respect to a legal proceeding involving antitrust and/or competition Law) were satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination), and (iii) at the time of such termination, the condition set forth in Section 7.1(a) (with respect to an Order imposed by a Government Antitrust Entity), Section 7.1(c) or Section 7.2(d) (with respect to a legal proceeding involving antitrust and/or competition Law) has not been satisfied, then Parent shall promptly, but in no event later than two (2) business days after the date of such termination, pay the Company the Termination Fee, payable by wire transfer of immediately available funds to such account as the Company may designate in writing to Parent; provided that Parent shall not be obligated to pay the Company a Termination Fee under this Section 8.5(c) if the Company has breached its obligations under Section 6.3(g) in any manner that shall have contributed in any material respect to the failure of the conditions set forth in Section 7.1(a) (with respect to an Order imposed by a Government Antitrust Entity), Section 7.1(c) or Section 7.2(d) (with respect to a legal proceeding involving antitrust and/or competition Law) to be satisfied.

(d)                                 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that if this Agreement is terminated pursuant to Sections 8.2(a), 8.2(c) or 8.4(b), and prior to the time of termination and after the date of this Agreement a bona fide Acquisition Proposal shall have been publicly announced or otherwise communicated to the board of directors of the Company and not withdrawn prior to the date of such termination, the Company shall reimburse Parent for its documented out-of-pocket expenses up to a maximum of $15,000,000 (the “Reimbursable Expenses”) promptly following receipt of an invoice from Parent documenting such expenses. Any Reimbursable Expenses paid to Parent shall be credited against any Termination Fee paid to Parent.

(e)                                  The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if (1) the Company fails to promptly effect the transfer of the amounts due pursuant to Section 8.5(b) or Section 8.5(d), including through the funding and transfer of Irish Holdco as contemplated in Section 8.5(b), or (2) Parent fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(c) (for purposes of this Section 8.5(e), the party obligated to make a payment, the “Paying Party” and the party entitled to receive a payment, the “Receiving Party”) and in order to obtain such payment, the Receiving Party commences a suit that results in a judgment against the Paying Party, the Paying Party shall pay to the Receiving Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the U.S. prime rate as shown at the end of the day on Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, on the date such payment was required to be made through the date of payment.  If a Termination Fee is required to be paid pursuant to Section 8.5, the Receiving Party’s right to the Termination Fee from the Paying Party pursuant to this Section 8.5 and any additional amounts pursuant to this Section 8.5(e) shall be the sole and exclusive remedies of the Receiving Party and its respective Affiliates against the Paying Party, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Paying Party, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided further, however, that in no event will the Receiving Party be entitled to both the payment of the Termination Fee, and specific performance of this Agreement and in no event shall the Paying Party  be required to pay the Termination Fee on more than one occasion.  The parties hereto expressly acknowledge and agree that: (i) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, where a Receiving Party is entitled to receiving the Termination Fee, the payment of the Termination Fee pursuant to Section 8.5(b) or Section 8.5(c), respectively, and any additional amount due pursuant to this Section 8.5(e), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Receiving Party by reason of breach or termination of this Agreement, shall be in full and complete satisfaction of any and all monetary damages of the Receiving Party arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach by the Company, Parent Holdco, Parent or Merger Sub, as applicable), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; and (ii) in the event this Agreement is terminated under circumstances where the Receiving Party is entitled to a Termination Fee, in no event shall a Receiving Party be entitled to seek or obtain any recovery or judgment in excess of the applicable Termination Fee (plus, in the case that a Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(e)) against the Paying Party, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, and in no event shall the Receiving Party be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including any breach by the Paying Party), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 8.5(e) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms.

ARTICLE IX

Miscellaneous and General

9.1                               Survival.  This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE IV and Sections 6.7 (Employee Benefits) and 6.9

(Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger and any other transactions contemplated by this Agreement.  This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger, the other transactions contemplated by this Agreement or the termination of this Agreement.

9.2                               Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3                               Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  The failure of any party to assert any of its rights hereunder or applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or applicable Law.

9.4                               Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5                               GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)                                  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by this Agreement were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement) in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5(c), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.6                               Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent Holdco, Parent or Merger Sub:

Shire Pharmaceuticals International
5 Riverwalk, Citywest Business Campus
Dublin
Ireland
Attention: Michael Garry
Email: mgarry@shire.com
Fax: +353 (0) 1 429 7701

with a copy to:

Shire
300 Shire Way
Lexington, MA 02421
Attention: Bill Mordan, General Counsel
Email: wrmordan@shire.com
Fax: (617) 613-4004

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:	Christopher D. Comeau
Paul M. Kinsella
Email:	christopher.comeau@ropesgray.com
paul.kinsella@ropesgray.com
Fax:	(617) 951-7050

If to the Company:

Dyax Corp.
55 Network Drive
Burlington, MA 01803
Attention:	Andrew Ashe
Executive Vice President and General Counsel
E-mail: aashe@dyax.com
Fax: (617) 225-7708

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004
Attention:	Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	veeraraghavank@sullcrom.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7          Entire Agreement.  This Agreement and the CVR Agreement (including any annexes and exhibits hereto and thereto), the Company Disclosure Letter, the Confidentiality Agreement, dated October 9, 2015, between Parent Holdco and the Company (as may be amended from time to time, the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8          No Third Party Beneficiaries.  Except as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) only, Parent Holdco, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9          Obligations of Parent Holdco, Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent Holdco or Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent Holdco and Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10       Definitions.  Each of the terms set forth in ANNEX A is defined in the Section of this Agreement set forth opposite such term.

9.11       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12       Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of or Annex or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Reference to a particular contract (including this Agreement), document or instrument means such contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  Reference herein to “made available” (or words of similar import) in respect of information made available (or words of similar import) by the Company mean any information made available to Parent (including any information made available prior to the date hereof in the virtual data room maintained by the Company). Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.  The terms “cash,” “dollars” and “$” mean United States Dollars.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex or Exhibit to, this Agreement.

(b)          The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)          Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.13       Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DYAX CORP.

By:	/s/ Gustav A. Christensen
	Name:	Gustav A. Christensen
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SHIRE PHARMACEUTICALS INTERNATIONAL

By:	/s/ Michael Garry
	Name:	Michael Garry
	Title:	Director

PARQUET COURTS, INC.

By:	/s/ John Miller
	Name:	John Miller
	Title:	President and Treasurer

SHIRE PLC

By:	/s/ Flemming Ornskov
	Name:	Flemming Ornskov
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Term	Section

Acquisition Proposal	6.2(b)
Action	5.1(h)(iv)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
BLA	5.1(r)(vii)(B)
Book-Entry Share	4.1(a)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Collaboration Partner	5.1(r)(vi)
Collective Bargaining Agreement	5.1(i)(i)
Company	Preamble
Company 401(k) Plan	6.7(e)
Company Disclosure Letter	5.1
Company Intellectual Property	5.1(p)(xv)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company RSU	4.3(b)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Continuing Employee	6.7(a)
Contract	5.1(d)(ii)
CVR	5.1(d)(ii)
CVR Agreement	Recitals
D&O Insurance	6.9(b)
DGCL	1.1
Dissenting Stockholders	4.1(a)
Effective Time	1.3

Environmental Law	5.1(n)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(c)
Exchange Act	5.1(d)(i)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
FCPA	5.1(j)(ii)
FDA	5.1(r)(i)
Final Offering	4.3(c)
Fractional CVR	4.2(f)
GAAP	5.1(e)(iii)
Government Antitrust Entity	6.3(g)(i)
Governmental Entity	5.1(d)(i)
Guaranteed Obligations	6.12
Hazardous Substance	5.1(n)
Health Authority	5.1(r)(vi)
Health Law	5.1(r)(v)
HSR Act	5.1(d)(i)
Incentive Plans	6.7(d)
Indemnified Parties	6.9
Insurance Policies	5.1(q)
IND	5.1(r)(vii)(B)
Intellectual Property	5.1(p)(xv)
Irish Holdco	8.5(b)
IRS	5.1(h)(i)
Knowledge	5.1(g)
Laws	5.1(j)(i)
LFRP	5.1(b)(C)
Licenses	5.1(j)(i)
Lien	5.1(b)
Material Contract	5.1(k)(i)
Medicine	5.1(r)(v)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
NASDAQ	5.1(a)(C)
NDA	5.1(r)(vii)(B)
New Plans	6.7(b)
Old Plans	6.7(b)
Order	7.1(a)
ordinary course of business	5.1(g)
Outside Date	8.2(a)
Parent	Preamble
Parent 401(k) Plan	6.7(e)

Parent Holdco	Preamble
Patents	5.1(p)(xv)
Paying Agent	4.2(a)
Paying Party	8.5(e)
Permitted Liens	5.1(l)
Person	4.2(d)
Per Share Cash Consideration	4.1(a)
Per Share Merger Consideration	4.1(a)
Prohibited Payment	5.1(j)(ii)
Proxy Statement	6.3(b)
Receiving Party	8.5(e)
Regulatory Authorities	5.1(r)(i)
Regulatory Licenses	5.1(r)(i)
Reimbursable Expenses	8.5(d)
Representatives	6.2(a)
Rights Agent	Recitals
Sarbanes-Oxley Act	5.1(e)(ii)
Scheduled Intellectual Property	5.1(p)(i)
SEC	5.1
Securities Act	5.1(d)(i)
Securities Laws	5.1(b)
Share, Shares	4.1(a)
Stockholders Meeting	6.3(a)
Stock Plans	4.3(a)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(m)
Tax, Taxes	5.1(o)
Tax Return	5.1(o)
Tax Sharing Agreements	5.1(o)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(xv)
Trademarks	5.1(p)(xv)
Transaction Litigation	6.13

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF
THE SURVIVING CORPORATION

Ex. A-1

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF

INCORPORATION OF

DYAX CORP.

* * * * *

FIRST: The name of the corporation is Dyax Corp. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00. Each share of shall be entitled to one vote.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

NINTH: (1) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this NINTH ARTICLE to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(2) Any repeal or modification of this NINTH ARTICLE shall be prospective and shall not affect the rights under this NINTH ARTICLE in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

* * * * *

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on [     ] day of [         ], 2015.

/s/ [ ]
Name:
Title:

EXHIBIT B

FORM OF BYLAWS OF
THE SURVIVING CORPORATION

Ex. B-1

STATE of DELAWARE

AMENDED AND RESTATED

BYLAWS

OF

DYAX CORP.

* * * * *

ARTICLE 1
OFFICES

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. In addition to its registered office in the State of Delaware, the Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”), an annual meeting of stockholders, commencing with the year 2016, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

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Section 2.03. Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a)  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)                                                              A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation, these bylaws or the DGCL, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

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Section 2.06. Voting. (a) Unless otherwise provided in the certificate of incorporation or the DGCL, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder.  Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Unless otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the affirmative vote of a majority of the shares of capital stock of the Corporation present, in person or by written proxy, at a meeting of stockholders and entitled to vote on the subject matter shall be the act of the stockholders.

(b)               Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c)                Votes may be cast by any stockholder entitled to vote in person or by proxy. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast.

Section 2.07. Action by Consent. (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

(b)               Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the

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corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3
DIRECTORS

Section 3.01. General Powers.  Except as otherwise provided in the DGCL or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term of Office. The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one or more than nine. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present

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thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of one director. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to the stockholders for approval or (b)

5

adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as

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provided in the filling of other vacancies.

Section 3.13. Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers.  The principal officers of the Corporation shall be a President, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint.  One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of

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Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5

CAPITAL STOCK

Section 5.01.  Certificates For Stock; Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an assistant Treasurer or the Secretary or an assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of

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new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b)               In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)                In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the

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stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in the DGCL and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the affirmative vote of a majority of the stockholders of entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

* * * * *

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EXHIBIT C

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

SHIRE PLC

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Rights Agent

Dated as of [•], 2015

TABLE OF CONTENTS

		Page

Article I

Definitions

1.1	Definitions	2
1.2	Additional Definitions	4
1.3	Other Definitional Provisions	5

Article II

Contingent Value Rights

2.1	CVRs	5
2.2	Nontransferable	6
2.3	No Certificate; Registration; Registration of Transfer; Change of Address	6
2.4	Payment Procedures	7
2.5	No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent Holdco	9
2.6	Enforcement of Rights of Holders	9

Article III

The Rights Agent

3.1	Certain Duties and Responsibilities	9
3.2	Certain Rights of the Rights Agent	9
3.3	Resignation and Removal; Appointment of Successor	11
3.4	Acceptance of Appointment by Successor	11

Article IV

Covenants

4.1	List of Holders	12
4.2	Payment of Milestone Payment	12
4.3	Assignment Transactions	12
4.4	Diligent Efforts	12

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Article V

Amendments

5.1	Amendments without Consent of Holders	13
5.2	Amendments with Consent of Holders	14
5.3	Execution of Amendments	14
5.4	Effect of Amendments	14

Article VI

Miscellaneous and General

6.1	Termination	14
6.2	Notices to the Rights Agent and Parent Holdco	15
6.3	Notice to Holders	16
6.4	Counterparts	16
6.5	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	16
6.6	Other Remedies	18
6.7	Entire Agreement	18
6.8	Third-Party Beneficiaries; Action by Acting Holders	18
6.9	Severability	18
6.10	Assignment	19
6.11	Benefits of Agreement	19
6.12	Legal Holidays	19
6.13	Interpretation; Construction	19

ii

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2015 (this “Agreement”), by and between Shire plc, a company incorporated in Jersey (“Parent Holdco”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), in favor of each person who from time to time holds one or more contingent value rights (the “CVRs”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated November 2, 2015 (the “Merger Agreement”), by and among Dyax Corp., a Delaware corporation (the “Company”), Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), and Parent Holdco, pursuant to which Merger Sub will merge with and into the Company with the Company surviving (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, Parent Holdco has agreed to provide to the holders of shares of common stock, par value $0.01 per share of the Company (the “Shares”), holders of restricted stock units denominated in Shares (“RSU Holders”) and holders of stock options to purchase Shares (“Option Holders”) the right to receive the Milestone Payment (as defined below) during the Milestone Period (as defined below); and

WHEREAS, pursuant to this Agreement, the potential amount payable per CVR is $4.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent Holdco and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

Definitions

1.1                               Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Acting Holders” means, at the time of determination, Holders of at least thirty-five percent (35%) of the outstanding CVRs as set forth in the CVR Register.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than by Parent Holdco or any of Parent Holdco’s Subsidiaries.  For purposes of clarification, an “Assignment Transaction” shall not apply to sales of the Product made by Parent Holdco or its Affiliates or ordinary course licensing arrangements between Parent Holdco and its Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing and selling the Product.

“Board of Directors” means the board of directors of Parent Holdco or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution of the Board of Directors that has been certified in writing by the chairman of the Board of Directors, the chief executive officer, chief financial officer, executive vice president, company secretary or a deputy company secretary of Parent Holdco to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, which has been delivered to the Rights Agent.

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

“Change in Control” means (a) a merger or consolidation involving Parent Holdco in which Parent Holdco is not the surviving entity, (b) any transaction involving Parent Holdco in which Parent Holdco is the surviving entity but in which the stockholders of Parent Holdco immediately prior to such transaction own less than fifty percent (50%) of Parent Holdco’s voting power immediately after the transaction or (c) any other transaction pursuant to which rights in and to the Product are transferred to or acquired by any Person, by operation of law, other than by Parent Holdco or any of Parent Holdco’s Subsidiaries.

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“Diligent Efforts” means, with respect to the Product, using such efforts and resources normally used by Persons of comparable size within the pharmaceutical industry for the development and seeking of regulatory approval for a pharmaceutical product having similar market potential as the Product at a similar stage of its development or product life, taking into account all relevant factors, including issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration and convenience, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development (other than any such product owned or controlled by Parent Holdco or any Affiliate or that Parent Holdco or any Affiliate is discovering, researching, developing, manufacturing or commercializing along with one or more collaborators), the launch or sales of a generic or biosimilar product, the regulatory structure involved, the regulatory environment and the expected profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product), and relevant technical, commercial, financial, legal, scientific and medical factors. For the avoidance of doubt, Section 4.4 shall apply to Parent Holdco and its successors and assigns.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

“Milestone” will be deemed to occur upon Parent Holdco’s or its Affiliates’ (or their respective successors or assigns) receipt of approval by the FDA of a biologic license application which approval grants Parent Holdco or its Affiliates (or their respective successors or assigns) the right to market and sell the Product in the United States in accordance with applicable Law for the prevention of attacks of type 1 and type 2 hereditary angioedema in patients with type 1 or type 2 hereditary angioedema, as evidenced by the publication of such approval by the FDA; provided that such approval (a) does not require the inclusion of a “boxed warning” (as defined in 21 CFR §201.57(c)(1)) in the product labeling, (b) does not require the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA under the authority granted to it in 28 U.S.C. § 355-1 other than one whose elements are limited to the distribution of educational materials and (c) is not granted by the FDA under subpart E of the Federal Drug and Cosmetic Act (21 CFR § 601); provided, further, for the avoidance of doubt, such approval may contain (x) a voluntary commitment to conduct a post-approval study or clinical trial or (y) a post-approval study or clinical trial required pursuant to 21 USC §355(o).

“Milestone Payment” means $4.00 per CVR.

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“Milestone Payment Date” means the date that is selected by Parent Holdco not more than ten (10) Business Days following the date of the achievement of the Milestone.

“Milestone Period” means the period commencing as of the date of this Agreement and ending 11:59 p.m., Eastern time, on December 31, 2019.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, an executive vice president, in each case of Parent Holdco, in his or her capacity as such an officer, and delivered to the Rights Agent or any other person authorized to act on behalf of Parent Holdco.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent Holdco or its Subsidiaries.

“Party” shall mean the Rights Agent, Parent Holdco and/or the Holder(s), as applicable.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b)  by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company.

“Product” means the compound known as DX-2930, having the heavy chain and light chain as set forth in Appendix A.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

1.2                               Additional Definitions.  For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Acquiror	4.3(a)(i)
Aggregate Milestone Payment	2.4(a)
Agreement	Preamble
Company	Recitals

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CVR	Preamble
CVR Register	2.3(b)
Equity Awards Schedule	2.3(b)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone Achievement Certificate	2.4(a)
Option Holders	Recitals
Parent	Recitals
Parent Holdco	Preamble
RSU Holders	Recitals
Shares	Recitals

1.3                               Other Definitional Provisions.  Unless the context expressly otherwise requires:

(a)                                 the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)                                  the terms “Dollars” and “$” mean United States Dollars;

(d)                                 references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e)                                  wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                                   the term “or” will not be deemed to be exclusive;

(g)                                  references herein to any gender include the other gender; and

(h)                                 any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

ARTICLE II

Contingent Value Rights

2.1                               CVRs.  The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement.  The initial Holders shall be the (i) holders of Shares other than Excluded Shares immediately prior to the Effective Time and (ii) holders of Company Options and Company RSUs immediately prior to the

5

Effective Time whose Company Options and Company RSUs are converted into the right to receive the Per Share Merger Consideration pursuant to Article IV of the Merger Agreement.

2.2                               Nontransferable.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any attempted transfer, in whole or in part, that is not a Permitted Transfer, will be void ab initio and of no effect.

2.3                               No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                                 The CVRs shall not be evidenced by a certificate or other instrument.

(b)                                 The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided.  The CVRs shall, in the case of the holders of Shares immediately prior to the Effective Time, other than the Excluded Shares, be registered in the names and addresses of the holder as set forth in the form Parent Holdco furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Per Share Merger Consideration.  The CVR Register will initially show one position for Cede & Co representing all Shares held by DTC on behalf of street holders held by such holders as of immediately prior to the Effective Time.  In the case of RSU Holders and Option Holders, the CVRs shall be registered in the names and addresses of such RSU Holder or Option Holder, as applicable, and in a denomination equal to the number of Shares subject to the outstanding restricted stock units held by such RSU Holder immediately prior to the Effective Time or the number of Shares underlying the outstanding stock options held by such Option Holder immediately prior to the Effective Time, as applicable, and, in each case, as set forth in a schedule delivered by the Company to Parent Holdco (the “Equity Awards Schedule”).  The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)                                  Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register.  Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder.  The Rights Agent shall have no duty or

6

obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid.  All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent Holdco and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CVR shall be valid until registered in the CVR Register.

(d)                                 A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the written notice is in proper form, promptly record the change of address in the CVR Register.

2.4                               Payment Procedures.

(a)                                 If the Milestone occurs at any time prior to the expiration of the Milestone Period, then, on or prior to the Milestone Payment Date, Parent Holdco will deliver or cause to be delivered to the Rights Agent (i) a certificate (the “Milestone Achievement Certificate”) certifying the date of the satisfaction of the Milestone and that the Holders are entitled to receive the Milestone Payment and (ii) a wire transfer of immediately available funds to an account designated by the Rights Agent, in the aggregate amount equal to the number of CVRs (as reflected in the CVR Register) then outstanding multiplied by the amount of the Milestone Payment (the “Aggregate Milestone Payment”). After receipt of the wire transfer described in the foregoing sentence, the Rights Agent will promptly (and in any event, within five (5) Business Days) pay (x) by one lump sum wire payment to DTC for any Holder who is a former street name holder of Shares and (y) for all other Holders, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent (such amount in (x) and (y) together, an amount in cash equal to Aggregate Milestone Payment). The Rights Agent shall hold the Aggregate Milestone Payment in a non-interest bearing account until such payment is made in accordance with the foregoing sentence.  Notwithstanding the foregoing, in no event shall Parent Holdco be required to pay the Milestone Payment more than once and Parent Holdco shall not be required to pay the Milestone Payment if the Milestone occurs after the expiration of the Milestone Period.

(b)                                 Parent Holdco or the Rights Agent shall be entitled to deduct or withhold from the Milestone Payment, if payable, such amounts as may be required to be deducted or withheld with respect to the Milestone Payment or CVR under the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign Law relating to Taxes, as may be reasonably determined by Parent Holdco or the Rights Agent.  Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and, if applicable,

7

a reasonable opportunity for the Holder to provide any necessary Tax forms in order to reduce or eliminate such withholding amounts.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and prior to the fifteenth (15th) day of February in the year following any payment of such Taxes by Parent Holdco or the Rights Agent, the Rights Agent shall deliver to the person to whom such amounts would otherwise have been paid the original Form 1099 or other reasonably acceptable evidence of such withholding.

(c)                                  Any portion of any Milestone Payment that remains undistributed to the Holders six (6) months after the date of the Milestone Achievement Certificate shall be delivered by the Rights Agent to Parent Holdco, upon demand, and any Holder shall thereafter look only to Parent Holdco for payment of such Milestone Payment, without interest, but such Holder shall have no greater rights against Parent Holdco than those accorded to general unsecured creditors of Parent Holdco under applicable Law.

(d)                                 Neither Parent Holdco nor the Rights Agent shall be liable to any person in respect of any Milestone Payment delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law.  If, despite Parent Holdco’s and/or the Rights Agent’s reasonable best efforts to deliver a Milestone Payment to the applicable Holder, such Milestone Payment has not been paid prior to the date on which such Milestone Payment would otherwise escheat to or become the property of any Governmental Entity, any such Milestone Payment shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent Holdco, free and clear of all claims or interest of any person previously entitled thereto.  In addition to and not in limitation of any other indemnity obligation herein, Parent Holdco agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent Holdco.

(e)                                  Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law, the Parties agree to treat the CVRs and the Milestone Payment received with respect to the Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration for the Shares and none of the Parties will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income Tax purposes except as required by applicable Law.

(f)                                   The Parties agree, to the extent consistent with applicable law, to treat the payments from the CVRs received with respect to the Company RSUs and Company Options for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the CVR as a payment itself).

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2.5                               No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent Holdco.

(a)                                 The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

The CVRs shall not represent any equity or ownership interest in Parent Holdco or in any constituent company to the Merger or any of their respective Affiliates.

2.6                               Enforcement of Rights of Holders  Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent or the Acting Holders.

ARTICLE III

The Rights Agent

3.1                               Certain Duties and Responsibilities.  The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful or intentional misconduct.

3.2                               Certain Rights of the Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.  In addition:

(a)                                 the Rights Agent may rely and shall be protected and held harmless by Parent Holdco in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b)                                 whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith on its part, incur no liability and be held harmless by Parent Holdco for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

(c)                                  the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection, and shall be held harmless by Parent Holdco in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

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(d)                                 the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)                                  the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f)                                   the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent Holdco with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent Holdco only;

(g)                                  the Rights Agent shall have no liability and shall be held harmless by Parent Holdco in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent Holdco), nor shall it be responsible for any breach by Parent Holdco of any covenant or condition contained in this Agreement;

(h)                                 Parent Holdco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, suit or loss incurred without negligence, bad faith or willful or intentional misconduct;

(i)                                     the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of gross negligence, bad faith or willful or intentional misconduct on its part;

(j)                                    Parent Holdco agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent Holdco on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes other than withholding Taxes owed by Holders and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)).  The Rights Agent shall also be entitled to reimbursement from Parent Holdco for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k)                                 No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable

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grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3                               Resignation and Removal; Appointment of Successor.

(a)                                 The Rights Agent may resign at any time by giving written notice thereof to Parent Holdco specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed.  Parent Holdco has the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed.  Notice of such removal shall be given by Parent Holdco to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)                                 If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent Holdco, by a Board Resolution, shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)                                  Parent Holdco shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent Holdco fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent Holdco.

(d)                                 The Rights Agent will cooperate with Parent Holdco and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

3.4                               Acceptance of Appointment by Successor.  Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent Holdco and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent Holdco or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

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ARTICLE IV

Covenants

4.1                               List of Holders.  Parent Holdco shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, in such form as Parent Holdco receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders and, with respect to RSU Holders and Option Holders, in such form as set forth in the Equity Awards Schedule.

4.2                               Payment of Milestone Payment.  Parent Holdco will duly deposit or cause to be deposited with the Rights Agent, on or prior to the Milestone Payment Date, the Milestone Payment to be made to the Holders in accordance with the terms of this Agreement.  Such amounts shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due.

4.3                               Assignment Transactions.

(a)                                 Parent Holdco shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction in which material commercialization rights to the Product in the U.S. or the obligations set forth in Section 4.4 of this Agreement are transferred other than to an Affiliate, unless (i) the acquiring Person (each such Person, an “Acquiror”) is either (x) one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, or (y) a pharmaceutical or biotechnology company with a regulatory and scientific infrastructure comparable to that used by Parent Holdco to pursue the Milestone for the Product at such time and (ii) Parent Holdco has delivered to the Rights Agent an Officer’s Certificate and Opinion of Counsel stating that such condition precedent has been complied with.  In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent Holdco’s obligations hereunder, Parent Holdco may elect to be released from any and all obligations hereunder only if the Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent Holdco to be performed or observed.

(b)                                 Notwithstanding Section 4.3(a), Parent Holdco may, in its sole discretion and without the consent of any other party, consummate any Change in Control.

4.4                               Diligent Efforts.  During the Milestone Period, Parent Holdco (and its successors and assigns) shall, and shall cause its (and their) Subsidiaries to, use

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Diligent Efforts to achieve the Milestone prior to the end of the Milestone Period and as promptly as practicable following the Effective Time.

ARTICLE V

Amendments

5.1                               Amendments without Consent of Holders.

(a)                                 Without the consent of any Holders or the Rights Agent, Parent Holdco, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)                                     to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)                                  to add to the covenants of Parent Holdco such further covenants, restrictions, conditions or provisions as Parent Holdco shall consider to be for the protection of the Holders, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)                               to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv)                              as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, provided that, such amendments do not adversely affect the interests of the Holders;

(v)                                 to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

(vi)                              subject to Section 4.3, to evidence the succession of another Person to Parent Holdco and the assumption by any such successor of the covenants of Parent Holdco contained herein;

(vii)                           to evidence the assignment of this Agreement by Parent Holdco as provided in Section 4.3; or

(viii)                        any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

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(b)                                 Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2                               Amendments with Consent of Holders.

(a)                                 Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of Majority Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent Holdco, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)                                 Promptly after the execution by Parent Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent Holdco shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3                               Execution of Amendments.  In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4                               Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

Miscellaneous and General

6.1                               Termination.  This Agreement will be terminated and of no force or effect, the parties will have no liability hereunder (other than with respect to monies due and owing by Parent Holdco to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (a) the payment by the Rights Agent to each Holder of the Milestone Payment required to be paid under the terms of this Agreement in accordance with Section 2.4(a), and (b) the expiration of the Milestone Period.  For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

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6.2                               Notices to the Rights Agent and Parent Holdco.  All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail or overnight courier to such party, in the case of mail, facsimile or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent Holdco:

Shire plc

5 Riverwalk, Citywest Business Campus

Dublin

Ireland

Attention:  Michael Garry

Fax: +353 (0) 1 429 7701

With a copy to:

Shire

300 Shire Way

Lexington, MA 02421

Attention:  Bill Mordan, General Counsel

Fax:  (617) 613-4004

If to Rights Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention:  Corporate Trust Department
Phone:  [•]
Fax:  [•]
Email:  [•]

With a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219
Attention:  Legal Department
Phone:  [•]
Fax:  [•]
Email:  [•]

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or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  All such notices, requests, instructions, demands, waivers and other communications or documents give as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

6.3                               Notice to Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.4                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent Holdco and the Rights Agent on behalf of the Holders and delivered to each other, it being understood that Parent Holdco and the Rights Agent need not sign the same counterpart.

6.5                               Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED IN ACCORDANCE WITH, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE OR WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, and any appellate court from any thereof, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and each of the

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Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America located in the County of New Castle, Delaware, as applicable, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to and grants any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 6.5(a) in the manner provided for notices in Section 6.2.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT

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BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(b).

6.6                               Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

6.7                               Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.8                               Third-Party Beneficiaries; Action by Acting Holders.  Parent Holdco and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who are intended third-party beneficiaries hereof.  Parent Holdco and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent Holdco, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder.  Except for the right of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. The parties hereto hereby agree that irreparable damage may occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies may not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Parent Holdco or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holders, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Parent Holdco or Assignee, on the one hand, and the Rights Agent or the Acting Holders, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to seek specific enforcement of the terms and provisions of this Agreement.

6.9                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this

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Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

6.10                        Assignment.  This Agreement shall not be assignable provided, however, that (a) Parent Holdco may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is a direct or indirect wholly-owned subsidiaries of Parent Holdco, provided that Parent Holdco remains jointly and severally liable, (ii) with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.3.

6.11                        Benefits of Agreement.  Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent Holdco, which notice, if given, shall be irrevocable.  Parent Holdco may, in its sole discretion, at any time, offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

6.12                        Legal Holidays.  In the event that any Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

6.13                        Interpretation; Construction.

(a)                                 The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)                                 The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SHIRE PLC

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [ ] (this “Agreement”), between Shire plc, a company incorporated in Jersey(“Assignor”) and [•], a [ ] (“Assignee”).  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”) are parties to a Contingent Value Rights Agreement dated as of [•] (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.              Assignment.  Effective as of [•] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2.              Assumption.  Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of any Aggregate Milestone Payment and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3.              Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.              Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware, without giving effect to the principles of conflicts of laws thereof.

5.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title: